UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )

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Vertiv Holdings Co
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2026 Proxy Statement and Notice of Annual Meeting of Stockholders June 17, 2026 at 11:00 a.m. (Eastern Time) via live webcast at the following address www.virtualshareholdermeeting.com/VRT2026

Vertiv Holdings Co 505 N. Cleveland Avenue Westerville, Ohio 43082 April 24, 2026

Annual Meeting of Stockholders – June 17, 2026

Dear Stockholder,

On behalf of the Board of Directors of Vertiv Holdings Co (“Vertiv”), I am pleased to invite you to participate in Vertiv’s 2026 Annual Meeting of Stockholders on June 17, 2026, at 11 a.m. Eastern time. The meeting will be virtual and can be accessed via live webcast at the following address www.virtualshareholdermeeting.com/VRT2026.

We encourage you to review the proxy statement, which contains important information about the stockholder meeting, our nominees for election to our Board of Directors, and executive compensation, among other important disclosures.

Whether or not you plan to participate in the meeting, it is important that your shares be represented. Please vote your shares via the internet, the toll-free telephone number provided or, if you received a paper copy of a proxy card or voter instruction form by mail, you may vote your shares by completing, signing, dating, and returning your proxy card or voter instruction form in the postage-paid envelope.

We value you as one of our stockholders, we appreciate your investment in Vertiv, and we welcome your participation in our upcoming stockholder meeting.

Kind regards,

David M. Cote Executive Chairman of the Board

Notice of Annual Meeting of Stockholders To be held on June 17, 2026 11:00 a.m. (ET)

Notice is hereby given that the 2026 annual meeting of stockholders (the “Annual Meeting”) of Vertiv Holdings Co, a Delaware corporation (the “Company,” “Vertiv” or “we”), will be held on June 17, 2026 at 11:00 a.m. (Eastern Time), via live webcast at the following address www.virtualshareholdermeeting.com/VRT2026. We are holding the meeting for the following purposes:

1.

Election of Directors. Elect eleven director nominees to our Board of Directors, each for a term of one year expiring at the 2027 annual meeting of stockholders and until such director’s successor has been duly elected and qualified;

2.	Say-On-Pay. Approve, on an advisory basis, the 2025 compensation of our named executive officers as disclosed in the accompanying proxy statement; and

3.	Independent Auditor. Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026.

Only stockholders of record as of the close of business on April 20, 2026 (the “Record Date”) will be entitled to virtually attend or vote at the Annual Meeting or any adjournment or postponement thereof.

To facilitate voting, Internet and telephone voting are available. The instructions for voting are on the proxy card. If you hold your shares through a bank, broker, or other holder of record, please follow the voter instruction form you received from the holder of record.

The 2026 Annual Meeting will be virtual. You may attend the Annual Meeting and vote your shares electronically during the Annual Meeting via live webcast by visiting www.virtualshareholdermeeting.com/VRT2026. You will need the 16-digit control number that is printed on your proxy card, voter instruction form or Notice of Internet Availability of Proxy Materials, to enter the Annual Meeting. Vertiv recommends that you log in 15 minutes before the Annual Meeting to ensure you are logged in when the Annual Meeting starts.

Your vote is important. Please act as soon as possible to vote your shares, whether or not you plan to virtually attend the Annual Meeting. Additionally, please mark, sign, date, and return the accompanying proxy card or voter instruction form in the postage-paid envelope or vote by telephone or via the Internet. Instructions are included on your proxy card, voter instruction form or Notice of Internet Availability of Proxy Materials.

April 24, 2026

Stephanie L. Gill Chief Legal Officer and Corporate Secretary

These materials were first sent or made available to shareholders on April 24, 2026.

- 2026 Proxy Statement | i

PROXY SUMMARY

This Proxy Summary highlights information contained elsewhere in this proxy statement and does not contain all of the information that you should consider. Please read the entire proxy statement carefully before voting.

Meeting Details

• Time and Date:	June 17, 2026 (11:00 a.m. Eastern Time)

• Place:	Virtual Meeting (see www.virtualshareholdermeeting.com/VRT2026)

• Record Date:	April 20, 2026

• Voting:	Stockholders of Vertiv as of the Record Date are entitled to vote. Each share of Vertiv Class A common stock is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted upon at the Annual Meeting.

Meeting Agenda

Item	Proposal	Board’s Voting Recommendation	Page Reference

➊	Election of Directors Elect eleven director nominees to our Board of Directors, each for a term of one year expiring at the 2027 annual meeting of stockholders and until such director’s successor has been duly elected and qualified;	FOR (each nominee)	10

➋	Say-on-Pay Approve, on an advisory basis, the 2025 compensation of our named executive officers as disclosed in the accompanying proxy statement; and	FOR	50

➌	Independent Auditor Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026.	FOR	51

2025 Performance

2025 was a year of strong execution and market leadership. We capitalized on unprecedented demand for AI and high-performance compute infrastructure, delivering exceptional financial performance while expanding capacity, deepening strategic partnerships, and strengthening our technology leadership. The numbers tell a compelling story: net sales reached $10.2 billion, up 28% year-over-year. Operating profit jumped 34% to $1.8 billion. Adjusted operating margin expanded 100 basis points to 20.4% — demonstrating our ability to scale profitably. Operating cash flow increased 60% to $2.1 billion and adjusted free cash flow increased 66% to $1.9 billion, providing significant financial flexibility. Our backlog reached $15.0 billion at year-end, up 109% year-over-year. These numbers reflect our customers’ confidence in our ability to deliver the infrastructure that AI demands.

We stand at the center of the industry’s transformation, positioned to deliver sustained value creation for our shareholders, customers, and employees while maintaining our leadership in technological innovation.

- 2026 Proxy Statement | 1

Total Shareholder Return
December 31, 2024 - December 31, 2025
41.6%
7.5%
17.4%
17.9%
42.8%
Comp. Peer Group
S&P MidCap 400 Index
Russell 1000
S&P 500
Vertiv Holdings Co

Strategic Compensation-Related and Other Actions to Position Us for Long-Term Growth

✓

Capacity and Technology Expansion. We invested in capacity expansion to meet current and anticipated customer demand. We expanded our global footprint and scaled our services capabilities to over 5,000 field service engineers worldwide. As AI and high-performance compute continue transforming the data center industry, we invested heavily in innovation — ER&D spending grew 20% in 2025. We launched breakthrough solutions including Vertiv™ OneCore, our complete converged data center infrastructure solution, and Vertiv™ SmartRun, our prefabricated whitespace infrastructure that accelerates data hall fit-out. We expanded our liquid cooling and thermal management technologies to serve next-generation AI applications.

✓

Strategic Acquisitions. We deployed approximately $1.2 billion for strategic acquisitions while maintaining our strong balance sheet. Great Lakes expanded our customized racks and cabinets capabilities for AI infrastructure. Waylay strengthened our digital services with AI-enabled advanced monitoring. PurgeRite enhanced our specialized fluid management capabilities for liquid cooling systems. Each acquisition deepened our capabilities and strengthened our portfolio.

✓

Strategic Partnerships. We deepened collaboration with NVIDIA on next-generation AI infrastructure and 800 VDC power architectures. We partnered with Caterpillar and Oklo on on-site power generation for gigawatt-scale AI infrastructure, reducing deployment timelines from years to months. These partnerships address critical industry challenges and position us to enable the infrastructure that AI demands.

2 |	- 2026 Proxy Statement

Compensation Packages Are Strongly Aligned with Stockholder Interests

The following charts show the mix of the primary compensation elements for 2025 for our CEO and our other NEOs, including salary, target annual cash incentive, annual long-term incentive awards granted during the year (in the form of stock options) and other benefits.(1) As reflected in the charts below, we have structured executive compensation, particularly for the CEO, to be performance-based and aligned with stockholder value.

(1)

Excludes our new CFO given his start date late in the year. Long-Term Incentive reflects equity awards actually granted during 2025, not any modifications, and does not include the one-time performance equity award to Mr. Armul.

CEO Compensation Is Focused on Variable Pay

Mr. Albertazzi’s primary compensation for 2025 is summarized below. The determination of the cash bonus based on performance is further described below. As further described below, our CEO’s compensation for 2025 is reflective of the Compensation Committee’s review of his leadership and execution of our strategic initiatives, including technology and innovation development, capacity and capabilities expansion, strategic acquisitions that enhanced our capabilities, product, and service offerings, and improved operational performance (such as tariff and inflation mitigation, supplier resiliency, VOS) that is delivering robust value to shareholders, as well as considerations around his total compensation within our Compensation Peer Group.

See also the “Compensation Discussion and Analysis” below for a discussion of considerations in approving his increased compensation for 2025.

2025 CEO Compensation

Base Salary (as of 12/31/25)	$1,300,000

Target Cash Bonus (as % of Base Salary)	150%

Actual Cash Bonus (for 2025 performance)	$4,000,000

Approximate Grant Date Fair Value of Annual Equity Awards Granted	$13.04 M

Corporate Governance Highlights

✓	Annual Full Board Elections. We provide for director elections on an annual basis to provide our stockholders with regular input on the composition of our Board of Directors.

✓

Separate Chairman and CEO Roles. We believe that, at this time, our continuing separation of the roles of CEO and Chairman enables the Board of Directors to effectively exercise its role in oversight of Vertiv while allowing our CEO to focus on the management of the day-to-day conduct of our business. See “Board of Directors Leadership Structure” below for further information.

✓

Code of Conduct. We have a code of conduct that applies to all our directors, officers and other employees, including our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The code of conduct, along with other corporate governance documents, is available on our website, https://investors.vertiv.com/corporate-governance/documents/default.aspx.

✓	No Poison Pill. Vertiv does not maintain a poison pill or stockholder rights plan.

- 2026 Proxy Statement | 3

✓

Robust Stock Ownership Guidelines. We require executive officers and directors to hold meaningful amounts and values of stock and to meet certain other guidelines, as further set forth below under “Stock Ownership Guidelines for Company Officers and Directors.” Further, the Company adopted a “no sale” restriction that restricts an executive officer from selling stock until such officer has met or exceeds ownership guidelines. All of our executive officers and directors have met or are anticipated to meet these guidelines within the applicable time period.

✓	Prohibition of Hedging and Pledging. Our insider trading policy prohibits our officers, directors and employees from hedging or pledging our shares.

Commitment to Responsible Business Initiatives

In 2025, we continued to strengthen and improve our responsible business program and advance our efforts through a range of responsible business initiatives. In particular:

✓

Reporting — We issued our fourth annual Responsible Business Report in 2025, which was aligned to certain elements of the Sustainability Accounting Standards Board (“SASB”) and Global Reporting Initiative (“GRI”) frameworks, as well as select United Nations Sustainable Development Goals (“UNSDGs”) that we view as most relevant to our business.

✓

Governance — We continued to hold ourselves to high governance standards. In 2025, our Responsible Business Steering Committee continued to enhance and further develop our responsible business strategies, evaluate related disclosure frameworks for public reporting, and keep our Board of Directors apprised of various responsible business topics.

✓

Responsible Products and Solutions — We continued our technology innovation, and developed products, services, and solutions that helped enable our customers to meet their energy and water efficiency and environmental-related objectives across increasingly high-density and AI-enabled digital infrastructure environments. Our portfolio includes integrated power, thermal, and modular infrastructure solutions designed to support higher efficiency, improved resource utilization, and flexible deployment. These include advanced power systems and battery energy storage solutions, liquid and hybrid cooling technologies, modular and prefabricated infrastructure platforms, and system-level monitoring and controls that help optimize performance across the full data center lifecycle.

Our approach to meeting our customers’ demands for scalable, reliable digital infrastructure, while helping them manage environmental impacts, rests on five key principles that guide product and technology development and delivery:

•	High efficiency: Designing products and solutions that improve energy, water, materials, and carbon efficiency.

•	High reliability: Building resilient, durable, and serviceable equipment to support long-term operational performance.

•	Low impact: Reducing environmental impacts across product design, materials, and manufacturing processes.

•	Low touch: Enabling remote troubleshooting, diagnostics, and digital services to reduce maintenance-related impacts.

•	Circular economy: Supporting the reuse, refurbishment, and recycling of equipment and materials at end of life.

✓

Responsible Operations — We continued to benchmark our operations by collecting and evaluating our greenhouse gas emissions inventory and other operational data to inform internal planning, risk management, and continuous improvement efforts. These activities support our focus on improving efficiency across our facilities and processes, managing energy, water, waste, and environmental compliance within our own operations, and complement the efficiencies delivered through our products and solutions to customers.

✓

Our Neighbors — We believe our success is closely linked to our responsibility to our employees, customers, communities, and other stakeholders, and the values that underpin our corporate culture. In 2025, we continued our charitable contribution efforts, focusing our global community and philanthropic initiatives on supporting STEM education, health research, crisis response, and local community needs.

Together with our employees and their families, Vertiv supported organizations and activities around the world by providing volunteer services and/or monetary donations. Examples include, Pelotonia, Columbus Crew STEM Day, NC4K Kick Childhood Cancer, and various disaster relief efforts in communities where we operate.

✓

Our People — As further described in the “Compensation Discussion and Analysis” below, our Compensation Committee demonstrated strong leadership by recognizing and rewarding our management team’s strong performance in delivering transformative financial and operational results by paying above target bonuses, generally, to our NEOs for 2025 and to eligible non-executive employees. These bonuses were paid in recognition of company and individual performance results and are in furtherance of our pay-for-performance culture in an effort to maximize the retention of

4 |	- 2026 Proxy Statement

our employees who helped us implement and deliver such results against our strategic framework in 2025. We recognize that our employees are critical to achieving our strategic priorities and business objectives, and investing in them is a key component to our success.

We provide development and training programs for our employees, including new product training for our sales and services organizations, Leading@Vertiv for our management level employees, and MyFirst90Days for newly hired employees, which serve as key human capital measures and objectives. Additionally, our salaried and services employees participate in a comprehensive annual performance review process designed to encourage direct dialogue and candid feedback to support employee development, career progression, and a high-performance culture.

Further, we offer leadership development programs for employees at early-career levels in finance, sales, services, and engineering, as well as customized programs for identified talent populations to further develop their skills and capabilities. We also maintain specialized partnership programs with local universities that support the attainment of bachelor’s and/or master’s degrees in technology-related fields.

Our offerings include:

•	Finance, Sales, Human Resources, Engineering, and Application Engineering leadership development rotational programs for early-career employees based in the Americas, India, or Europe, the Middle East, and Africa.

•	Specialized partnership programs with local universities in India for high-potential engineers to earn a post-secondary baccalaureate and/or graduate degrees.

•	Programs for identified high-potential leaders at early-, mid-, senior-, and leadership-ready levels across multiple functions globally, focused on operational and strategic thinking, global project leadership, and exposure to executive leadership.

•	Specialized training for employees based in our support hubs, located in the Philippines and Romania, focused on key business skills including customer service and finance fundamentals.

•	Vertiv Operating System (VOS) training delivered globally through VOS Academy, offered virtually for salaried employees, with all hourly employees receiving training at global manufacturing sites.

✓

Safety — We employ a global occupational health and safety management system designed to monitor, track, and improve processes and procedures to enhance employee safety. This system supports continual improvement in our safety programs and is implemented across our operations. We maintain a dedicated team of environmental, health and safety professionals throughout our facilities and service regions, and provide on-site medical services at many of our manufacturing locations.

We believe a safe and healthy workplace is essential to our business and prioritize the health and safety of our global workforce, contractors, and visitors to our facilities. We are subject to a broad range of foreign and domestic environmental, health and safety laws, regulations, and requirements, and maintain policies, procedures, and controls intended to support compliance and risk management.

We believe we have an effective employee health and safety strategy, supported by our safety performance relative to certain peers, including our total recordable injury rate of 0.35 and our lost time incident rate of 0.18 for the twelve months ended December 31, 2025.

Safety is one of Vertiv’s core principles. In connection with our commitment to safety, we provide the tools, training, and other resources intended to reduce and control workplace risks and promote an injury-free workplace. Employee engagement is an important component of our continuous improvement efforts. For example, we continue our safety engagement campaign, “We Lead with Safety,” which reinforces our interdependent safety culture, and encourages employees to speak up regarding safety.

One way we promote proactive engagement is through our “Good Catch” initiative, which encourages the reporting of safety observations, hazards, and opportunities for improvement. We encourage, value, and recognize employee input, and, through documented procedures, local management teams respond to reported items and implement corrective actions where appropriate. To promote excellence and continuous improvement, we continue to recognize manufacturing facilities and service organizations that demonstrate strong safety culture and performance through our safety award process.

- 2026 Proxy Statement | 5

GENERAL INFORMATION

We are making this proxy statement available to our stockholders on or about April 24, 2026 in connection with the solicitation of proxies by our Board of Directors for the Annual Meeting, which will be held on June 17, 2026 at 11:00 a.m. (Eastern Time), via live webcast at the following address www.virtualshareholdermeeting.com/VRT2026. The Annual Meeting will be completely virtual. You may attend the Annual Meeting and vote your shares electronically during the Annual Meeting via live webcast by visiting www.virtualshareholdermeeting.com/VRT2026. You will need the 16-digit control number that is printed on your proxy card, voter instruction form or Notice of Internet Availability of Proxy Materials, to enter the Annual Meeting. Vertiv recommends that you log in 15 minutes before the meeting to ensure you are logged in when the Annual Meeting starts. Please note that you will not be able to attend the Annual Meeting in person. Below are answers to common questions stockholders may have about the Annual Meeting. Our fiscal year ends on December 31.

We have one class of outstanding common stock, our Class A common stock, which has one vote per share. Shares of our common stock generally vote together as a single class on all matters submitted to a vote of our stockholders.

What information is included in this proxy statement?

The information in this proxy statement relates to the proposals to be voted on at the Annual Meeting, the voting process, our Board of Directors, Board Committees and corporate governance matters, the compensation of current directors and certain executive officers for the year ended December 31, 2025, and other information.

What are the Proxy Materials?

The “Proxy Materials” are this proxy statement and our annual report to stockholders, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 (referred to herein as the “Form 10-K”).

Why did I receive a one-page notice in the mail regarding the Internet Availability of the Proxy Materials instead of a full set of the Proxy Materials?

Pursuant to rules adopted by the Securities and Exchange Commission (“SEC”), instead of mailing a printed copy of our proxy materials to each stockholder of record, we have elected to furnish our Proxy Materials via the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials to our stockholders. All stockholders will have the ability to access the Proxy Materials on the website referred to in the Notice of Internet Availability of Proxy Materials or request to receive an electronic copy or printed set of the Proxy Materials. Instructions on how to access the Proxy Materials over the Internet or to request an electronic copy or printed copy may be found in the Notice of Internet Availability of Proxy Materials. In addition, stockholders may request to receive the Proxy Materials in printed form by mail or electronically by email on an ongoing basis.

What items will be voted on at the Annual Meeting and how does the Board of Directors recommend that I vote?

There are three proposals to be voted on at the Annual Meeting:

1.

Election of Directors: elect eleven director nominees to our Board of Directors for a term of one year expiring at the annual meeting of stockholders to be held in 2027 and until such director’s successor has been duly elected and qualified;

2.	Say-on-Pay: approve, on an advisory basis, the compensation of our named executive officers as disclosed in the accompanying proxy statement; and

3.	Independent Auditor: ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026.

The Board of Directors recommends that you vote FOR each nominee in proposal 1, and FOR each of proposals 2 and 3.

Our bylaws provide advance notice procedures for stockholders seeking to bring business before our Annual Meeting, or to nominate candidates for election as directors at any meeting of stockholders. We have not received any such proposals. We do not anticipate any other matters will come before the Annual Meeting. If any other matter comes before the Annual Meeting, the proxy holders appointed by our Board of Directors will have discretion to vote on those matters.

Who may vote at the meeting?

Holders of Class A common stock, together as a single class, as of the close of business on April 20, 2026, the Record Date, may vote at the Annual Meeting.

6 |	- 2026 Proxy Statement

How many votes do I have?

As of the Record Date, there were 384,108,816 shares of Class A common stock outstanding. Holders of Class A common stock are entitled to one vote per share of Class A common stock held as of the Record Date.

What vote is required for each proposal?

For proposal 1, the election of directors, each director must be elected by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. This means that the eleven directors receiving the largest number of “FOR” votes will be elected as directors.

Proposal 2, the approval, on an advisory basis, of the compensation of our named executive officers, proposal 3, the ratification of the appointment of the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026, and any other proposals that may properly come before the Annual Meeting must be approved by the affirmative vote of a majority of the votes cast by stockholders present in person or represented by proxy and entitled to vote thereon.

How are abstentions and broker non-votes counted?

Abstentions (shares present at the meeting in person or by proxy that are voted “abstain”) and broker non-votes (explained below) are counted for the purpose of establishing the presence of a quorum but are not counted as votes cast in respect of proposals 1, 2 and 3 to be voted on at the Annual Meeting, and as a result, have no impact on those proposals.

What constitutes a “quorum”?

The holders of a majority of the voting power of the shares of Class A common stock issued, outstanding and entitled to vote at the Annual Meeting, either in person or represented by proxy, constitute a quorum.

What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

•	Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are a stockholder of record.

•	Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are a beneficial owner of shares held in street name. The organization holding your account is considered the stockholder of record. As a beneficial owner, you have the right to direct the organization holding your account on how to vote the shares you hold in your account.

How do I vote?

•	Vote by Internet. Visit www.proxyvote.com to vote via the Internet. Stockholders of record may submit proxies over the Internet by following the instructions on the Notice of Internet Availability of Proxy Materials or, if printed copies of the Proxy Materials were requested, the instructions on the printed proxy card. Most beneficial stockholders may vote by accessing the website specified on the voter instruction forms provided by their brokers, trustees, banks, or other nominees. Please check your voter instruction form for Internet voting availability.

•	Vote by Telephone. Call toll-free 1-800-690-6903 in the United States or from foreign countries from any touch-tone telephone and follow the instructions. Stockholders of record may submit proxies using any touch-tone telephone from within the United States by following the instructions on the Notice of Internet Availability of Proxy Materials or, if printed copies of the Proxy Materials were requested, the instructions on the printed proxy card. Most beneficial owners may vote using any touch-tone telephone from within the United States by calling the number specified on the voter instruction forms provided by their brokers, trustees, banks or other nominees.

•	Vote by Mail. Stockholders of record may submit proxies by mail by requesting printed proxy cards and completing, signing and dating the printed proxy cards and mailing them in the pre-addressed envelopes that will accompany the printed Proxy Materials. Beneficial owners may vote by completing, signing and dating the voter instruction forms provided and mailing them in the pre-addressed envelopes accompanying the voter instruction forms. If you are a stockholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by that proxy as recommended by the Board of Directors. If you are a beneficial owner and you return your signed voter instruction form but do not indicate your voting preferences, please see “How are abstentions and broker non-votes counted?” regarding whether your broker, bank, or other holder of record may vote your uninstructed shares on each proposal.

- 2026 Proxy Statement | 7

•	Vote at the Annual Meeting. All stockholders as of the close of business on the Record Date can vote at the Annual Meeting via the Annual Meeting website. There will not be a physical meeting location. Any stockholder as of the Record Date can attend the Annual Meeting webcast by visiting www.virtualshareholdermeeting.com/VRT2026 where such stockholders may vote during the Annual Meeting. The Annual Meeting starts at 11 a.m., Eastern Time. We encourage you to allow ample time for online check-in, which will open at 10:45 a.m., Eastern Time. You will need the 16-digit control number that is printed on your proxy card, voter instruction form or Notice of Internet Availability of Proxy Materials, to enter the Annual Meeting. Instructions on who can attend and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/VRT2026.

Can I change my vote after submitting a proxy?

Stockholders of record may revoke their proxy at any time before it is exercised at the Annual Meeting by (i) delivering written notice, bearing a date later than the proxy, stating that the proxy is revoked to Vertiv Holdings Co, 505 N. Cleveland Avenue, Westerville, Ohio 43082, Attn: Secretary, (ii) submitting a later-dated proxy relating to the same shares by mail, telephone or the Internet prior to the vote at the Annual Meeting, or (iii) attending the Annual Meeting virtually and voting at the Annual Meeting via the Annual Meeting website. If you are a beneficial stockholder, you may revoke your proxy or change your vote only by following the separate instructions provided by your broker, trust, bank, or other nominee.

If I hold shares in street name through a broker, can the broker vote my shares for me?

If you hold your shares in street name and you do not instruct your broker on how to vote your shares, the broker or other organization holding your shares can vote on certain routine proposals but cannot vote on other proposals. Proposals 1 and 2 are not considered routine proposals. If you hold shares in street name and do not instruct your broker on how to vote on proposal 1 or 2, your shares will not be voted in respect of those proposals and will be counted as “broker non-votes.” Proposal 3 is a “routine” proposal, and your broker has discretion to vote those shares.

Who is paying for this proxy solicitation?

We have retained Georgeson LLC to solicit proxies, for which we will pay a fee of approximately $12,500.00 plus reasonable out-of- pocket expenses. Members of our Board of Directors and officers and employees may solicit proxies by mail, telephone, fax, email or in person. We will not pay directors, officers, or employees any extra amounts for soliciting proxies. We may, upon request, reimburse brokerage firms, banks or similar entities representing street name holders for their expenses in forwarding Proxy Materials to their customers who are street name holders and obtaining their voter instructions.

How can I attend the Annual Meeting?

You may attend the Annual Meeting virtually and vote your shares online during the Annual Meeting via live webcast by visiting www.virtualshareholdermeeting.com/VRT2026. You will need the 16-digit control number that is printed on your proxy card, voter instruction form or Notice of Internet Availability of Proxy Materials, to enter the Annual Meeting. If you are a beneficial owner and do not have your 16-digit control number, contact your banker, broker, or other nominee. Please note that you will not be able to physically attend the Annual Meeting in person, but may attend the Annual Meeting in person online.

How can I ask questions at the Annual Meeting?

We have designed the virtual Annual Meeting to provide substantially the same opportunities to participate as stockholders would have at an in-person meeting. Our virtual Annual Meeting will be conducted on the internet via live webcast. Stockholders will be able to attend and participate online and submit questions during the Annual Meeting by visiting www.virtualshareholdermeeting.com/VRT2026, as further described above.

The virtual Annual Meeting format allows stockholders to communicate with Vertiv during the Annual Meeting so they can ask questions of Vertiv’s management and Board of Directors, as appropriate. If you wish to submit a question during the Annual Meeting, you may do so by logging into the virtual meeting platform at www.virtualshareholdermeeting.com/VRT2026, clicking the Q&A button on your screen and typing your question into the provided text field.

We reserve the right to exclude questions regarding topics that are not pertinent to meeting matters or company business or are inappropriate. If we receive substantially similar questions, we may group such questions together and provide a single response to avoid repetition. Any questions that are appropriate and pertinent to the Annual Meeting will be answered in the live Question and Answer session during the Annual Meeting, subject to time constraints. Any such questions that cannot be answered during the Annual Meeting due to time constraints will be posted and answered on our Investor Relations website, https://investors.vertiv.com, as soon as practicable after the Annual Meeting.

8 |	- 2026 Proxy Statement

Additional information regarding the ability of stockholders to ask questions during the Annual Meeting, related rules of conduct, and other materials for the Annual Meeting will be available during the Annual Meeting at www.virtualshareholdermeeting.com/VRT2026.

Who can I contact if I have technical difficulties accessing or participating in the Annual Meeting?

If you encounter any difficulties accessing the virtual Annual Meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual meeting login page for assistance. Technical support will be available beginning approximately 15 minutes prior to the start of the Annual Meeting through its conclusion. Additional information regarding matters addressing technical and logistical issues, including technical support during the Annual Meeting, will be available at www.virtualshareholdermeeting.com/VRT2026. The virtual Annual Meeting platform is fully supported across browsers (Edge, Firefox, Chrome, and Safari) and devices (desktops, laptops, tablets, and cell phones) running the most updated version of applicable software and plugins. You should ensure that you have a strong internet connection if you intend to attend and/or participate in the Annual Meeting.

Where can I find voting results?

Final voting results from the Annual Meeting will be filed with the SEC on a Current Report on Form 8-K on or before the fourth business day after the Annual Meeting concludes.

I share an address with another stockholder. Why did we receive only one set of Proxy Materials?

We may satisfy SEC rules regarding delivery of our Proxy Materials, including our proxy statement, or delivery of the Notice of Internet Availability of Proxy Materials, by delivering a single copy of these documents to an address shared by two or more stockholders. This process is known as householding. We have delivered only one set of the Proxy Materials or one Notice of Internet Availability of Proxy Materials, as applicable, to stockholders who share an address with another stockholder, unless contrary instructions were received prior to the mailing date. We undertake to promptly deliver, upon written or oral request, a separate copy of our proxy statement, our annual report including our Form 10-K for the fiscal year ended December 31, 2025 and/or our Notice of Internet Availability of Proxy Materials, as requested, to a stockholder at a shared address to which a single copy of these documents was delivered. To make such a request, please send the request to Vertiv Holdings Co, Attn: Investor Relations, 505 N. Cleveland Avenue, Westerville, Ohio 43082 or calling us at 614.841.6776.

If your shares are held by a brokerage firm or bank and you prefer to receive separate copies of our proxy statement, our annual report including our Form 10-K for the fiscal year ended December 31, 2025 and/or our Notice of Internet Availability of Proxy Materials, either now or in the future, please contact your brokerage firm or bank. If your brokerage firm or bank is unable or unwilling to assist you, please contact our Investor Relations department at our executive office by calling 614.841.6776. Stockholders sharing an address who are receiving multiple copies of the Proxy Materials and/or our Notice of Internet Availability of Proxy Materials may request to receive a single copy of the Proxy Materials and/or our Notice of Internet Availability of Proxy Materials, either now or in the future, by contacting our Investor Relations department at our executive office by calling 614.841.6776.

Whom should I contact if I have additional questions?

You can contact our Investor Relations department at our executive office at 614.841.6776. Stockholders who hold their shares in street name should contact the organization that holds their shares for additional information on how to vote.

We make available, free of charge on our website, all of our filings that are made electronically with the SEC, including our Annual Reports on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. These filings are available on the Investor Relations page of our corporate website at https://investors.vertiv.com. Copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, including financial statements and schedules and amendments thereto filed with the SEC, are also available without charge to stockholders upon written request addressed to:

Vertiv Holdings Co

Attn: Investor Relations

505 N. Cleveland Avenue

Westerville, Ohio 43082

- 2026 Proxy Statement | 9

Proposal 1: Election of Directors

At the Annual Meeting, stockholders will vote to elect the eleven director nominees named in this proxy statement as directors. Each of the directors elected at the Annual Meeting will hold office until the 2027 annual meeting of stockholders and until his/her successor has been duly elected and qualified. Our Board of Directors has nominated each of David M. Cote, Giordano Albertazzi, Jacob Kotzubei, Matthew Louie, Roger Fradin, Steven S. Reinemund, Joseph van Dokkum, Edward L. Monser, Joseph J. DeAngelo, Jakki L. Haussler and Krishna Mikkilineni to serve as directors for terms expiring at the 2027 annual meeting of stockholders and until each of their successors has been duly elected and qualified. The persons named as proxies will vote to elect each of David M. Cote, Giordano Albertazzi, Jacob Kotzubei, Matthew Louie, Roger Fradin, Steven S. Reinemund, Joseph van Dokkum, Edward L. Monser, Joseph J. DeAngelo, Jakki L. Haussler and Krishna Mikkilineni unless a stockholder indicates that his or her shares should be withheld with respect to one or more of such nominees.

In the event that any nominee for director becomes unavailable or declines to serve as a director at the time of the Annual Meeting, the persons named as proxies will vote the proxies in their discretion for any nominee who is designated by the current Board of Directors to fill the vacancy, or will otherwise disregard any proxies if there are no such alternative nominees. All the nominees (except for Krishna Mikkilineni) are currently serving as directors and we do not expect that the nominees will be unavailable or will decline to serve. Information about each of the director nominees is set forth below.

Our Board of Directors recommends that you vote FOR each of the nominees for our Board of Directors in this proposal 1.

Nominees for Election

The following sets forth certain information about our directors as of the date of this proxy statement.

Directors

DAVID M. COTE Age: 73 Director Since: 2020 Director and Executive Chairman of the Board

Background:

Mr. Cote has served as our Executive Chairman of our Board of Directors since February 7, 2020. From April 2018 until the Business Combination (defined below), Mr. Cote served as Chief Executive Officer, President and Secretary, and Chairman of the Board of Directors of GSAH (defined below). Mr. Cote served as Chairman and Chief Executive Officer of Honeywell from July 2002 to March 2017. Most recently, Mr. Cote was Executive Chairman of the Board at Honeywell until April 23, 2018. He joined Honeywell as President and Chief Executive Officer in February 2002. Prior to joining Honeywell, he served as Chairman, President and Chief Executive Officer of TRW Inc., a provider of products and services for the aerospace, information systems and automotive markets, from August 2001 to February 2002. From February 2001 to July 2001, he served as TRW’s President and Chief Executive Officer and from November 1999 to January 2001 he served as its President and Chief Operating Officer. Mr. Cote was Senior Vice President of General Electric Company and President and Chief Executive Officer of GE Appliances from June 1996 to November 1999. Mr. Cote was a director of the Federal Reserve Bank of New York from March 2014 to March 2018, as well as a director of Juniper Industrial Holdings, Inc. from March 2020 until its merger with Janus International Group Inc. in June 2021. Mr. Cote currently serves as the executive chairman of the board of directors of GPGI, Inc. (NYSE: GPGI) (formerly CompoSecure, Inc.) since September 2024 and Resolute Holdings Management, Inc. (NYSE: RHLD) since February 2025.

Qualifications:

Mr. Cote was selected to serve on our Board due to his significant leadership experience and his extensive management and investment experience, including in the industrial sector.

10 |	- 2026 Proxy Statement

GIORDANO ALBERTAZZI Age: 60 Director Since: 2023 Director and Chief Executive Officer

Background:

Mr. Albertazzi has served as our Chief Executive Officer and as one of our directors since January 1, 2023. Previously, he served as our Chief Operating Officer from October 2022 until January 2023, President, Americas from March 2022 until July 2023 and as President of Europe, Middle East and Africa from February 2020 until March 2022. From 2016 until the Business Combination in February 2020, Mr. Albertazzi served as the President of Vertiv in Europe, Middle East and Africa and was responsible for Vertiv’s operations and business development within the region. Mr. Albertazzi began his career at Kone Elevators, where he progressed through operations and product development leadership. Mr. Albertazzi joined Emerson Network Power, a group of Emerson Electric (NYSE: EMR) in 1998 and held positions with increasing responsibility, including Plant Manager from 1999 to 2001, EMEA Marketing and Product Management Director from 2002 to 2004, and Managing Director for the Italian market unit from 2004 to 2006. In 2006, Mr. Albertazzi was promoted to Vice President Services for the Liebert Europe business. In 2011, Mr. Albertazzi was appointed Vice President Services for the broader Europe, Middle East and Africa region until he was promoted in 2014 to Vice President Sales. Mr. Albertazzi serves on the board of trustees of the Columbus Symphony Orchestra, Inc. since December 2024. Mr. Albertazzi holds a bachelor’s degree in mechanical engineering from the Polytechnic University of Milan and master’s degree in management from Stanford Graduate School of Business.

Qualifications:

Mr. Albertazzi was selected to serve on our Board due to his extensive knowledge of the data center industry and his more than 25 years of employment in a wide range of leadership, sales and operations roles and responsibilities with Vertiv.

JOSEPH J. DEANGELO Age: 64 Director Since: 2022 Director

Background:

Mr. DeAngelo has served as one of our directors since October 3, 2022. Mr. DeAngelo served as Chairman of the Board, President and Chief Executive Officer of HD Supply Holdings, Inc., one of the largest industrial distributors in North America, beginning March 2015, President and Chief Executive Officer beginning January 2005, and was a member of HDS’s board beginning August 2007, serving in each position until the closing of the acquisition of HDS by The Home Depot (NYSE: HD) during 2020. Mr. DeAngelo served as Executive Vice President and Chief Operating Officer of The Home Depot during 2007. From 2005 to 2006, he served as Executive Vice President of HD Supply. In 2005, Mr. DeAngelo served as Senior Vice President, Home Depot Supply, Pro Business and Tool Rental, and from 2004 through 2005, he served as Senior Vice President, Pro Business and Tool Rental. Mr. DeAngelo previously served as Executive Vice President of The Stanley Works, a tool manufacturing company, from 2003 through 2004. From 1986 until 2003, Mr. DeAngelo held various positions with General Electric (“GE”). His final position with GE was President and Chief Executive Officer of General Electric TIP/Modular Space, a division of General Electric Capital. Mr. DeAngelo holds a bachelor’s degree in accounting and economics from the State University of New York at Albany. Mr. DeAngelo serves as a director of GPGI, Inc. (NYSE: GPGI) (formerly CompoSecure, Inc.) since September 2024, where he is the chair of the audit committee and serves on the nominating and corporate governance committee, and as a director of Resolute Holdings Management, Inc. (NYSE: RHLD) since February 2025, where he is the chair of the audit committee and serves on the nominating and governance committee. Further, Mr. DeAngelo serves as a director of Combat Marine Outdoors, Inc. (CMO) since 2016 and the STAR Network since December 2024. Mr. DeAngelo served on the board of directors of Owens-Illinois, Inc. from May 2016-July 2017, on the board of trustees of the Shepherd Center Foundation 2016–2020, and CEO Advisory Council of the Cristo Rey Atlanta Jesuit High School 2016–2020.

Qualifications:

Mr. DeAngelo was selected to serve on our Board due to his extensive leadership and management experience and industry knowledge.

- 2026 Proxy Statement | 11

JOSEPH VAN DOKKUM Age: 72 Director Since: 2020 Director

Background:

Mr. van Dokkum has served as one of our directors since February 7, 2020. Mr. van Dokkum is senior advisor and co-founder of Imperative Science Ventures, a venture capital firm focused on science breakthroughs since 2019. From 2009 to 2019, he was an Operating Partner with Kleiner Perkins in Menlo Park, CA, where he worked closely with his investment partners and the leadership of their start-up and growth portfolio companies to accelerate commercialization and scale the businesses. Prior to 2009, Mr. van Dokkum served for seven years as President of UTC Power, a division of Raytheon Technologies Corporation (NYSE: RTX) (formerly, United Technologies Corporation), where he was instrumental in organically growing UTC Power’s power generation products and service offerings, including fuel cells, renewable power solutions and combined cooling, heating and power applications for the commercial building markets. Prior to his tenure with UTC Power, Mr. van Dokkum was with Siemens (OTC: SIEGY) for 17 years. For the last six of those years, he served as President and Chief Executive Officer of Siemens Power Transmission & Distribution, Inc. during which time he augmented the company’s traditional power equipment, such as switchgear, power breakers, transformers and regulators, with intelligent systems and controls. This effort returned profitability to the business and enabled the expansion of the product portfolio through numerous acquisitions. Mr. van Dokkum has served on the boards of Ndustrial since 2017, where he is a member of the finance committee and Imperative Ventures since 2019, and served as a director on the boards of Solidia Technologies from 2011 until his retirement in December 2021 and Ionic Materials, Inc. from 2013 through 2024. He earned his bachelor’s and master’s degrees in electrical engineering from the Institute of Technology, Albertus Magnus.

Qualifications:

Mr. van Dokkum was selected to serve on our Board due to his extensive leadership experience and industry knowledge.

ROGER FRADIN Age: 72 Director Since: 2020 Director

Background:

Mr. Fradin has served as one of our directors since February 7, 2020. From June 2018 until the Business Combination, Mr. Fradin served as one of GSAH’s directors. Mr. Fradin joined Honeywell in 2000 when Honeywell acquired Pittway Corporation. Mr. Fradin served as President and Chief Executive Officer of Honeywell’s Automation and Control Solutions business from January 2004 to April 2014. Mr. Fradin served as Vice Chairman of Honeywell from April 2014 until his retirement in February 2017. Mr. Fradin is also a consultant for The Carlyle Group and an advisor to Seal Rock Partners. Mr. Fradin received his M.B.A. and B.S. degrees from The Wharton School at the University of Pennsylvania, where he has also served as a member of the faculty. Mr. Fradin has served as the chairman of Victory Innovation, a Carlyle Group company, and a director of L3Harris Technologies Inc. (NYSE: LHX) since 2016, Janus International Group Inc (NYSE: JBI) since 2021, where he has served as Vice Chairman from July 2023 until his appointment to Chairman of the Board of Directors in January 2024, and Resolute Holdings Management, Inc. (NYSE: RHLD) since February 2025, where he is the chair of the compensation committee and serves on the audit committee. Mr. Fradin was formerly a director of CompoSecure, Inc. (now GPGI, Inc.) (NYSE: GPGI) from September 2024 to February 2025, Resideo Technologies Inc. (NYSE: REZI) from 2018 to 2024, MSC Industrial Direct Co., Inc. (Nasdaq: MSM) from 1998 to 2019, Pitney Bowes Inc. (NYSE: PBI) from 2019–2021, and Juniper II Corporation (NYSE: JUN) from 2021–2022.

Qualifications:

Mr. Fradin was selected to serve on our Board due to his deep industrial expertise, specifically in the automation and control solutions sectors, as well as for his experience overseeing acquisitions.

12 |	- 2026 Proxy Statement

JAKKI L. HAUSSLER Age: 68 Director Since: 2022 Director

Background:

Ms. Haussler has served as one of our directors since August 8, 2022. Since June 2019, Ms. Haussler has served as the Non-Executive Chairman of Opus Capital Management LLC, an investment advisory firm that she co-founded in 1996. Prior to serving as the Non-Executive Chairman, Ms. Haussler was the Chief Executive Officer of Opus Capital Management LLC from 1996 until 2019. Ms. Haussler serves on the board of directors of Service Corporation International (NYSE: SCI) since May 2018, where she serves on the audit committee and as the chair of the investment committee, and Ingram Micro Holding Corporation (NYSE: INGM) since October 2024, where she serves on the nominating and corporate governance committee. Further, Ms. Haussler serves as a director and a trustee of the Morgan Stanley funds, where she serves as the chair of the audit committee and a member of the equity committee. Ms. Haussler is a former director of Barnes Group Inc. serving from July 2021 until its acquisition by Apollo Global Management in January 2025, where she served on the compensation and management development committee, and Cincinnati Bell Inc., serving from 2008 until its acquisition by Macquarie Infrastructure Partners Inc. in 2021, where she served as chair of the audit and governance committees. She has an extensive financial background, having served in a variety of leadership positions in the investment community, including as managing director of Capvest Venture Fund LP from 2000 to 2011, and partner at both Adena Ventures LP from 1999 to 2010 and Blue Chip Venture Company from 1993 to 1995. Ms. Haussler, a former certified public accountant, holds a bachelor’s degree in accounting from the University of Cincinnati and a juris doctor from Salmon P. Chase College of Law at Northern Kentucky University.

Qualifications:

Ms. Haussler was selected to serve on the board due to her extensive experience in management and accounting along with her financial expertise.

JACOB KOTZUBEI Age: 57 Director Since: 2020 Director

Background:

Mr. Kotzubei has served as one of our directors since February 7, 2020. Mr. Kotzubei joined Platinum Equity, a private equity firm, in 2002 and is Co-President of the firm. Mr. Kotzubei serves as a director or manager of a number of Platinum Equity’s portfolio companies. Prior to joining Platinum Equity in 2002, Mr. Kotzubei worked for 4.5 years for Goldman Sachs’ Investment Banking Division in New York City. Previously, he was an attorney at Sullivan & Cromwell LLP in New York City, specializing in mergers and acquisitions. Mr. Kotzubei serves on the board of directors of Ryerson Holding Corporation (NYSE: RYI) since 2010, Ingram Micro Holding Corporation (NYSE: INGM) since October 2024, where he serves as the chair of the compensation committee, and McGraw Hill, Inc. (NYSE: MH) since July 2025, where he serves on the compensation committee. Mr. Kotzubei is a former director of Key Energy Services, Inc. (NYSE: KEG) (2016 to February 2022) and Verra Mobility Corporation (NASDAQ: VRRM) (2018 to 2021). Mr. Kotzubei received a bachelor’s degree from Wesleyan University and holds a juris doctor from Columbia University School of Law, where he was elected a member of the Columbia Law Review.

Qualifications:

Mr. Kotzubei was selected to serve on our Board due to his experience in executive management oversight, private equity, capital markets, mergers and acquisitions and other transactional matters.

- 2026 Proxy Statement | 13

MATTHEW LOUIE Age: 48 Director Since: 2020 Director

Background:

Mr. Louie has served as one of our directors since February 7, 2020. Mr. Louie joined Platinum Equity in 2008 and is a Managing Director at the firm. Mr. Louie serves as a director or manager of a number of Platinum Equity’s portfolio companies. Prior to joining Platinum Equity in 2008, Mr. Louie was an investment professional at American Capital Strategies, a middle market-focused private equity firm. Prior to American Capital, Mr. Louie worked in venture capital and growth equity at both Canaan Partners and Agilent Technologies, and in investment banking at Donaldson, Lufkin & Jenrette. Mr. Louie currently serves on the board of directors of Ingram Micro Holding Corporation (NYSE: INGM) since October 2024, where he serves as the chair of the nominating and corporate governance committee and McGraw Hill, Inc. (NYSE: MH) since July 2025, where he serves as the chair of both the nominating and corporate governance committee and the compensation committee. Mr. Louie holds undergraduate degrees in both economics as well as political science from Stanford University and an MBA from Harvard Business School.

Qualifications:

Mr. Louie was selected to serve on our Board due to his experience related to private equity, capital markets, transactional matters and post-acquisition oversight of operational performance at portfolio companies.

KRISHNA MIKKILINENI Age: 66 Director Nominee

Background:

Dr. Mikkilineni currently serves as General Partner of StartupXseed, a deep-tech venture fund, and as Co-Founder of The GAIN, a startup accelerator, roles he has held since 2019 and in which he has been instrumental in funding and growing 30 technology-driven startup companies. Prior to May 2019, Dr. Mikkilineni served in various roles of increasing seniority at Honeywell International, Inc. for over 33 years, including as global Chief Technology Officer, a role he held for nine years, as global Integrated Supply Chain Operations Officer, a role he held for six years, and as global Chief Information Officer, a role he held for six years. Dr. Mikkilineni currently serves on the board of directors of GPGI, Inc. (NYSE: GPGI) (formerly CompoSecure, Inc.) since September 2024, where he serves as a member of the nomination & governance committee and the audit committee, and Resolute Holdings Management, Inc. (NYSE: RHLD) since February 2025, where he serves as a member of the compensation committee. Dr. Mikkilineni received his Ph.D. in electrical and computer engineering from the University of Florida.

Qualifications:

Dr. Mikkilineni was nominated to serve on our Board due to his extensive leadership and investing experience, technological expertise, as well as his experience growing and expanding new businesses.

14 |	- 2026 Proxy Statement

EDWARD L. MONSER Age: 75 Director Since: 2020 Director

Background:

Mr. Monser has served as one of our directors since February 7, 2020. Mr. Monser formerly served on the board of directors for Air Products & Chemicals, Inc. (NYSE: APD) from 2013 until his retirement in January 2025, where he was the Lead Director and a member of the Governance and the Management Development and Compensation Committees, and formerly served as a director and member of the Audit and Compensation Committees for Canadian Pacific Railway Limited (TSX: CP) (NYSE: CP), serving on the board from 2018 until his retirement in April 2022. From 2010 to 2018, Mr. Monser served as President of Emerson (NYSE: EMR), where he had more than 30 years of experience in senior operational positions and played a key role in its globalization. From 2001 to 2015, he was a member of Emerson’s Office of the Chief Executive and served as its Chief Operating Officer. Mr. Monser is active in promoting international understanding and trade and is Vice Chairman of the U.S.-India Strategic Partnership Forum. He has served on the advisory Economic Development Board for China’s Guangdong Province, the board of advisors for South Ural State University in Chelyabinsk, Russia and the board of the U.S.-China Business Council, where he was also Vice Chairman. Mr. Monser received a bachelor’s degree in electrical engineering from Illinois Institute of Technology in 1980 and has a bachelor’s degree in education from Eastern Michigan University. He is an alumnus of the executive education program at the Stanford University Graduate School of Business.

Qualifications:

Mr. Monser was selected to serve on our Board due to his extensive experience in key management positions, including at Emerson when Vertiv was part of that company.

STEVEN S. REINEMUND Age: 78 Director Since: 2020 Director

Background:

Mr. Reinemund has served as one of our directors since February 7, 2020. From June 2018 until the Business Combination, Mr. Reinemund served as one of GSAH’s directors. Mr. Reinemund served as Dean of Business at Wake Forest University from July 2008 to June 2014, an organization he joined after a 23-year career with PepsiCo, Inc. (NASDAQ: PEP) (“PepsiCo”). At PepsiCo, Mr. Reinemund served as Executive Chairman from October 2006 to May 2007, and as Chairman and Chief Executive Officer from May 2001 to October 2006. Prior to being Chief Executive Officer, he was PepsiCo, Inc.’s President and Chief Operating Officer from September 1999 to May 2001. Mr. Reinemund began his career with PepsiCo, Inc. in 1984 at Pizza Hut, Inc. and held other positions until he became President and Chief Executive Officer of Frito-Lay’s North American snack division in 1992. He became Chairman and Chief Executive Officer of Frito-Lay’s worldwide operations in 1996. Mr. Reinemund was a director of Johnson & Johnson (NYSE: JNJ) from 2003 to 2008, American Express Company (NYSE: AXP) from 2007 to 2015, Exxon Mobil Corporation (NYSE: XOM), where he served as presiding director, from 2007 to 2020, Marriott International, Inc. (Nasdaq: MAR), where he served as chair of the compensation committee, from 2007 to 2020, Chick-fil-A from 2015 to 2021, GS Acquisition Holdings Corp. II from 2020 until its merger with Mirion Technologies in October 2021, and Kohana Coffee Holdings, where he served as chairman, from 2021 to 2022. Further, Mr. Reinemund previously served as a director and chair of the compensation committee of Walmart Inc. (NYSE: WMT) from 2010 to 2022, and a director and chair of the audit committee of Catalyst Partners Acquisition Corp (NASDAQ: CPARU) from 2021 to 2023. Mr. Reinemund currently serves on the board of directors of McGraw Hill, Inc. (NYSE: MH) since July 2025, where he serves on the audit committee and the compensation committee, and on the board of directors at USNA Foundation. A graduate of the United States Naval Academy in 1970, Mr. Reinemund served five years as an officer in the United States Marine Corps, achieving the rank of Captain. He received an MBA from the University of Virginia and has been awarded honorary doctorate degrees by Johnson and Wales University and Bryant University.

Qualifications:

Mr. Reinemund was selected to serve on our Board due to his considerable business leadership roles, mergers and acquisitions experience and his relevant board expertise.

- 2026 Proxy Statement | 15

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board Composition

Following the Annual Meeting, our Board of Directors will consist of eleven directors. In accordance with our certificate of incorporation and bylaws, the number of directors on our Board of Directors will be determined from time to time by the Board of Directors.

Each director is to be elected annually and to hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. Vacancies and newly created directorships on the Board of Directors may be filled at any time by the remaining directors.

Director Independence

The rules of the New York Stock Exchange (“NYSE”) require that a majority of our Board of Directors be independent. An independent director is defined generally as a person that, in the opinion of the company’s Board of Directors has no material relationship with the listed company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the company) that would be inconsistent with a determination that the director is independent in accordance with independence requirements under our Corporate Governance Guidelines and as implemented by NYSE. Our Board has determined that nine of our director nominees, being each of Joseph J. DeAngelo, Joseph van Dokkum, Roger Fradin, Jakki L. Haussler, Jacob Kotzubei, Matthew Louie, Krishna Mikkilineni, Edward L. Monser and Steven S. Reinemund, are independent under applicable SEC and NYSE rules.

Board of Directors Leadership Structure

The Board recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure to ensure oversight of management and a high-functioning, engaged Board. When evaluating the structure, the Board may take into consideration a variety of criteria, such as, but not limited to, strategic priorities, skillsets of the independent directors, current market environment, the strengths and talents of Vertiv’s management team, and stockholder feedback. Thus, instead of taking a “one-size-fits all” approach to Board leadership, the Board selects the structure that it believes will provide the most effective leadership and oversight for the Company, taking into consideration the Company’s needs and circumstances at any given time.

We do not have a policy on whether or not the role of chairman and CEO should be separate or combined and, if it is to be separate, whether the chairman should be selected from the non-employee directors or be an executive officer. This approach provides the Board with flexibility to determine whether the two roles should be separate or combined based upon the Company’s needs in light of the dynamic environment in which we operate and the Board’s assessment of the Company’s leadership needs at such time.

Currently, we separate the roles of chairman of the Board of Directors and CEO. Mr. Cote serves as the Executive Chairman of our Board of Directors. This structure enables the Board of Directors to effectively exercise its role in oversight of our management team while allowing our CEO to focus on the management of the day-to-day operational execution of our business.

Mr. Cote’s role as Executive Chairman includes acting as the primary liaison between senior management and the independent directors, and providing strategic leadership, advice and counsel based on his experience and expertise to our executive officers. In his support of the management team in their decision-making processes and implementation of strategy, management and the Executive Chairman may communicate daily, and Mr. Cote attends regular meetings with management.

With input from the other board members, committee chairs, and senior management, Mr. Cote develops the agenda for board meetings, sets board meeting schedules, and presides over meetings of the Board of Directors. As Vertiv’s Executive Chairman and board member since the Business Combination, Mr. Cote combines a detailed and in-depth knowledge of Vertiv’s day-to-day operations with an ability to identify strategic priorities essential to Vertiv’s future success, which enables him to effectively advise our management team on key strategies and the execution and implementation processes necessary to achieve Vertiv’s strategic plans. Mr. Cote leads the executive sessions of the independent directors focused on an agenda developed by Committee Chairs to address the most critical issues of Vertiv. In this role, he helps assure that such sessions remain effective forums for promoting open and candid discussion among the independent directors regarding issues of importance to Vertiv, including evaluating the performance and effectiveness of members of our management team.

16 |	- 2026 Proxy Statement

Board of Directors Role in Risk Oversight

It is the duty of our Board of Directors to serve as a prudent fiduciary for stockholders and to oversee the management of our Company. The specific risk areas of focus for the Board of Directors and each of its Committees are summarized below.

Board/Committee	Primary Areas of Risk Oversight

Board of Directors

•

Our Board of Directors engages in the oversight of risk in various ways.

•

Oversees the Company’s strategic risks, including those associated with operations, supply chain and economic conditions such as inflation.

•

Sets goals and standards for our employees, officers, and directors.

•

Reviews the structure and operation of our various departments and functions. In these reviews, our Board of Directors discusses with management material risks affecting those departments and functions and management’s approach to mitigating those risks.

•

Reviews and approves management’s operating plans and any risks that could affect the results of those operating plans.

•

In collaboration with the Audit Committee, oversees the Company’s cybersecurity initiatives, product security, enterprise resource planning and SOX compliance, and internal controls.

•

In its review of Annual Reports on Form 10-K (including any amendments thereto), our Board of Directors reviews our business and related risks, including as described in the “Business,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the reports.

•

When our Board of Directors reviews particular transactions and initiatives that require its approval, or that otherwise merit its involvement, it generally includes related analysis and risk mitigation plans among the matters addressed with senior management. The day-to-day identification and management of risk is the responsibility of our management.

•

As the market environment, industry practices, regulatory requirements and our business evolve, we expect that senior management and our Board of Directors will respond with appropriate risk mitigation strategies and oversight.

Audit Committee

•

Our Audit Committee engages in the oversight of risk in various ways.

•

Discusses with management the major financial, legal, compliance and other significant risks faced by the Company

•

Discusses guidelines and policies governing the process by which our senior management assesses and manages the Company’s exposure to risk.

•

Works directly with members of senior management, our independent auditors and, if appropriate, our internal audit team to review and assess (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) our independent auditor’s qualifications and independence, and (4) the performance of our internal audit function and independent auditors.

•

Assists the Board’s oversight of, among other things, data and cybersecurity policies, procedures and activities, product security initiatives, responsible business activities, compliance with laws and regulatory requirements including SOX, internal controls, and enterprise resource planning.

•

Reviews our business and related risks quarterly in connection with the preparation of Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K.

Compensation Committee

•

Our Compensation Committee engages in the oversight of risk in various ways.

•

Oversees the management of risks relating to our executive compensation programs and employee benefit plans.

•

Reviews at least annually our executive compensation programs, meets regularly with management to understand the financial, human resources and stockholder implications of compensation decisions, and reports, as appropriate, to our Board of Directors.

Nominating and Corporate Governance Committee

•

Our Nominating and Corporate Governance Committee engages in the oversight of risk in various ways.

•

Oversees the management of risks relating to our director selection process and board and committee composition.

•

Oversees the management of risks relating to our corporate governance principles and governance structure.

- 2026 Proxy Statement | 17

Attendance at Board of Directors and Committee Meetings and Annual Meeting

During the year ended December 31, 2025:

•	the Board of Directors held four meetings;

•	the Audit Committee held eight meetings;

•	the Nominating and Corporate Governance Committee held four meetings; and

•	the Compensation Committee held three meetings.

In the year ended December 31, 2025, all members of our Board of Directors attended at least 75% of the aggregate of: (i) the total number of meetings of the Board of Directors (held during the period for which he or she has been a director) and (ii) the number of meetings held by all Committees of the Board of Directors (during the periods that he or she served on such Committees).

According to our Corporate Governance Guidelines, our directors are expected to make reasonable best efforts to attend the Annual Meeting, meetings of the Board of Directors and meetings of Committees on which they serve. Ten of our directors in office at the time of our 2025 annual meeting of stockholders attended the meeting. Directors are expected to review meeting materials prior to Board of Directors and Committee meetings and management will make appropriate personnel available to answer any questions a director may have about any aspect of the Company’s business.

Board Committees

Our Board has three standing Committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, each of which is composed solely of independent directors. Each Committee operates under a charter that was approved by our Board and has the composition and responsibilities described below. The charter of each Committee is available on the investors page of our website at https://investors.vertiv.com/corporate-governance/documents/default.aspx.

Audit Committee

The members of our Audit Committee are Steven S. Reinemund, Jakki L. Haussler, Matthew Louie, and Edward L. Monser. Mr. Reinemund serves as the Chairman of the Audit Committee. Our Board has determined that each member of the Audit Committee meets the independence and other requirements of the NYSE and the SEC to serve on the Audit Committee.

Each member of the Audit Committee is financially literate and our Board has determined that Mr. Reinemund qualifies as an Audit Committee “financial expert” as defined in applicable SEC rules and has the requisite accounting or related financial management expertise.

We have adopted an Audit Committee charter, which details the purpose and principal functions of the Audit Committee, including, among other things:

•

assisting Board oversight of (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) our independent auditor’s qualifications and independence, and (4) the performance of our internal audit function and independent auditors;

•	preparing any report required to be prepared by the Committee pursuant to the rules of the Securities and Exchange Commission;

•

the appointment, compensation, retention and oversight of the work of any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services of the Company;

•

pre-approving the independent auditors’ annual engagement letter, including the proposed fees contained therein, as well as all audit and all permitted non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by us;

•

reviewing the performance of the independent auditors, including the lead partner of the independent auditors, and making decisions regarding the replacement or termination of the independent auditors when circumstances warrant;

•

obtaining and reviewing a report, at least annually, from the independent auditors describing (1) the independent auditor’s internal quality-control procedures; (2) any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditors, or by any inquiry or investigation by any governmental or professional authority, within the preceding five years respecting one or more independent audits carried out by the independent auditors, and any steps taken to deal with such issues; and (3) all relationships between the independent auditors and the Company (including a description of each category of services provided by the independent auditors to the Company and a list of the fees billed for each such category);

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•	evaluating the independence of the independent auditors;

•

meeting to review and discuss with the independent auditors their annual audit plan, including the timing and scope of audit activities, and monitoring such plan’s progress and results during the year;

•

reviewing with management and the independent auditors the following information which is required to be reported by the independent auditor: (1) all critical accounting policies and practices to be used; (2) all alternative treatments of financial information that have been discussed by the independent auditors and management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditors; (3) all other material written communications between the independent auditors and management, such as any management letter and any schedule of unadjusted differences; and (4) any of our material financial arrangements which do not appear on our financial statements;

•

reviewing with management, the independent auditors and, if appropriate, our director of internal auditing, (1) our annual audited financial statements and quarterly financial statements; (2) major issues regarding accounting principles and financial statements presentations, including any significant changes in our selection or application of accounting principles; (3) any analyses prepared by management and/or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative generally accepted accounting principles methods on our financial statements; (4) the Audit Committee’s level of involvement and interaction with our internal audit function, including the Audit Committee’s line of authority and role in appointing and compensating employees in the internal audit function; (5) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on our financial statements; and (6) reviewing the type and presentation of information to be included in any earnings, or financial press releases as well as review of any financial information and earnings guidance provided to analysts or rating agencies.

•	resolving all disagreements between the independent auditors and management regarding financial reporting;

•

reviewing with management the Company’s administrative, operational and accounting internal controls, including any special audit steps adopted in light of the discovery of material control deficiencies;

•

establishing and maintaining free and open means of communication between and among the Audit Committee, the independent auditors and management, including providing such parties with appropriate opportunities to meet separately and privately with the Audit Committee on a periodic basis;

•	pre-approving the hiring and termination of the key leaders in our financial organization, meaning the Chief Financial Officer and internal audit manager;

•	reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction;

•

reviewing our programs to monitor compliance with our Code of Conduct and addressing any ethical complaints against our directors and officers, including establishing procedures to anonymously receive complaints;

•

reviewing on an annual basis, a report on expenses incurred by our officers in connection with activities conducted on our behalf, including use of private air travel by any director, officer, or employee; and

•

reviewing with management, the independent auditors, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

The members of our Compensation Committee are Roger Fradin, Joseph J. DeAngelo, Joseph van Dokkum and Steven S. Reinemund. Mr. Fradin serves as the chairman of the Compensation Committee. Our Board has determined that each member of the Compensation Committee meets the independence and other requirements of the NYSE and the SEC to serve on the Compensation Committee.

We have adopted a Compensation Committee charter, which details the purposes and responsibilities of the Compensation Committee, including, among other things:

•

reviewing at least annually our executive compensation plans and the goals and objectives of such plans, and, if the Compensation Committee deems it appropriate, adopting or amending executive compensation plans;

•

evaluating annually the performance of the CEO in light of our goals and objectives, including the goals and objectives of any executive compensation plans, and determining and approving, and recommending to the Board for approval, the CEO’s compensation level based on this evaluation;

•

evaluating annually the performance of our other executive officers in light of the goals and objectives of any of our executive compensation plans, and either as a Compensation Committee or together with the other independent directors, determining and approving the compensation of such other executive officers;

•

considering the results of the most recent shareholder advisory vote on executive compensation, and, to the extent that the Compensation Committee deems it appropriate to do so, taking such results into consideration in connection with the review and approval of executive officer compensation;

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•	reviewing and approving any employment agreements, severance or termination arrangements and any other compensatory contracts or arrangements to be made with any of our executive officers;

•	reviewing our incentive-compensation and equity-based compensation plans, approving and amending the plans if deemed appropriate, and reviewing the goals and objectives of the plans;

•

reviewing compensation arrangements for our employees to evaluate whether incentive and other forms of pay encourage unnecessary or excessive risk taking, and reviewing and discussing, at least annually, the relationship between risk management policies and practices, corporate strategy and our compensation arrangements;

•

reviewing and discussing with management the Compensation Discussion and Analysis required in the proxy statement or annual report, as well as preparing a report to be included in our annual proxy statement or annual report; and

•	evaluating annually the appropriate level of compensation for non-employee directors.

The charter also provides that the Compensation Committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, independent legal counsel or other adviser and is directly responsible for the appointment, compensation and oversight of the work of any such consultant, counsel or adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the Compensation Committee will consider the independence of each such consultant, counsel, or adviser, including the factors required by the NYSE and the SEC.

Nominating and Corporate Governance Committee

The members of our Nominating and Corporate Governance Committee are Joseph van Dokkum, Joseph J. DeAngelo, Roger Fradin, Matthew Louie, and Edward L. Monser. Mr. van Dokkum serves as the chairman of the Nominating Committee. Our Board has determined that each member of the Nominating and Corporate Governance Committee meets the independence and other requirements of the NYSE and the SEC to serve on the Nominating and Corporate Governance Committee.

We have adopted a Nominating and Corporate Governance Committee charter, which details the purposes and responsibilities of the Nominating and Corporate Governance Committee, including, among other things:

•

identifying, recruiting and, if appropriate, interviewing candidates to fill positions on the Board of Directors and, if appropriate, establishing procedures to be followed by stockholders in submitting recommendations for Board of Directors candidates;

•

reviewing on an annual basis the Board and Board Committee composition and recommending, if necessary, measures to be taken so that the Board, and the respective committees, reflect the appropriate balance of knowledge, experience, skills, expertise, and diversity required for the Board as a whole, and the applicable committee, and otherwise satisfies independence and other requirements of the NYSE;

•

developing and recommending to our Board of Directors a set of corporate governance guidelines and any other applicable codes of ethics or conduct, consistent with the requirements of any applicable laws, regulations and listing standards;

•	overseeing the annual evaluation of our Board of Directors, and evaluating and reporting to the Board of Directors on the performance and effectiveness of the Board of Directors; and

•	reviewing on an annual basis the corporate governance principles adopted by the Board of Directors and recommending any desirable changes to the Board of Directors.

The charter also provides that the Nominating and Corporate Governance Committee may, in its sole discretion, retain or obtain the advice of, and terminate, any search firm to be used to identify director candidates, and is directly responsible for approving the search firm’s fees and other retention terms.

We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, our Board of Directors considers: experience, skills, expertise, diversity, personal and professional integrity, character, business judgment, time availability in light of other commitments, dedication, conflicts of interest, applicable listing standards and such other relevant factors that the Nominating and Corporate Governance Committee considers appropriate in the context of the needs of the Board of Directors.

Policy Regarding Director Nominations

Our Nominating and Corporate Governance Committee utilizes a broad approach for identification of director nominees and may seek recommendations from our stockholders and/or engage a search firm. In evaluating and determining whether to ultimately recommend a person as a candidate for election as a director, the Nominating and Corporate Governance Committee evaluates all factors that it deems appropriate, including the number of current directors, as well as the qualifications set forth in our Corporate Governance Guidelines, including experience, skills, expertise, diversity, personal and professional integrity, character, business judgment, time availability in light of other commitments, dedication, conflicts of interest and such other relevant factors that it considers appropriate in the context of the needs of the Board of Directors.

In its discretion, the Nominating and Corporate Governance Committee will also consider recommendations of qualified nominees by stockholders by evaluating the same factors as described above.

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In addition to the process described above, our bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must meet certain deadlines established by our bylaws and provide certain information required by our bylaws. For a description of the process for nominating directors in accordance with our bylaws, see “Additional Information” in this proxy statement.

Communication with the Board of Directors

Any stockholder or other interested parties who would like to communicate with our Board of Directors, the independent directors as a group or any specific member or members of our Board of Directors should send such communications to the attention of our Corporate Secretary, at Vertiv Holdings Co, 505 N. Cleveland Avenue, Westerville, Ohio 43082. Communications should contain instructions on which member or members of the Board of Directors the communication is intended for, if applicable. In general, such communication will be forwarded to the intended recipients. However, the Corporate Secretary may, in her discretion, decline to forward any communications that are abusive, threatening or otherwise inappropriate.

Code of Conduct

We have adopted a Code of Conduct that applies to all of our directors, officers, and other employees, including our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The Code of Conduct is available on the investor page of our website, https://investors.vertiv.com/corporate-governance/documents/default.aspx. We intend to make any legally required disclosures regarding amendments to, or waivers of, provisions of our Code of Conduct on our website.

Director Compensation

Director Compensation Policy

The following table shows the cash compensation structure for non-employee directors for 2025.

Cash Retainer

Chairman of the Board	$ —

Committee Chair – Audit	$ 150,000

Committee Chair – Compensation	$ 130,000

Committee Chair – Nominating and Corporate Governance	$ 115,000

Other Board Member	$ 100,000

In addition, each non-employee director received an annual equity grant consisting of stock options with four-year annual ratable vesting. Consistent with its executive compensation philosophy, the Board believed that stock option awards served as an appropriate long-term incentive because our directors would only realize value if the stock price increased, aligning their long-term interests with those of our public stockholders. Stock options have an exercise price equal to the closing price of our stock on the grant date. As a result, the Compensation Committee believes that stock options are an important and effective part of director compensation because the value of the awards to our directors is directly tied to and predicated on increases in our stock price after the grant date, for which our stockholders benefit. In order for the directors to realize any value in the stock options, the stock price must exceed the grant date price subsequent to vesting of the options. In addition, the four-year vesting schedule encourages a focus on the long-term, sustainable performance of our company for the benefit of our shareholders. In determining the amount of options to grant in 2025, the Board and Compensation Committee considered the amount that would be appropriate considering the four-year vesting period, rather than targeting a specific accounting value, and so for the directors other than our Executive Chairman, granted a set number of options, the same number of options granted during the prior year. Due to the increase in our stock price, this resulted in a higher grant date value determined for accounting purposes for options than in the prior year. This grant date value reflected in the table below does not necessarily reflect the value that will actually be realized, since stock options only have value if our share price remains above the exercise price through at least the vesting period. Our directors were also permitted to receive an additional equity award in lieu of the cash retainer fee, as reflected in the table below.

We believe that our director compensation levels are necessary and appropriate in order to attract and retain outstanding talent who possess the proper skillsets to drive Vertiv’s short- and long-term strategies to create long term value for our stockholders. Our Committee Chairs receive higher levels of cash retainers in acknowledgement of the additional workload in leading these Committees. The Compensation Committee has also reviewed peer group data.

Our Executive Chairman receives a higher level of compensation, due to the active role he plays and significant time commitment he makes in leading the Board and helping management set and implement our short- and long-term strategies,

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particularly given his prior executive and operational experience. The Executive Chairman takes an active role with our CEO and management and has been an integral part of our efforts to operationalize our strategies aimed at growing and investing in our business, our operations and our technology offerings, and mitigating the economic, geopolitical, and operational challenges we have faced. As such, the Compensation Committee and the Board believed that retaining a similar aggregate retainer amount for our Executive Chairman was appropriate. For 2025, the amount was paid in the form of a stock option grant in lieu of a cash retainer. His equity award will not have value unless the stock price increases from the grant date through the vesting schedule.

Vertiv reimburses directors for reasonable and necessary out-of-pocket expenses incurred in attending Board and Committee meetings or performing other services in their capacities as directors. The Board expects to review director compensation periodically to ensure that the director compensation package remains competitive such that Vertiv is able to recruit and retain qualified directors.

Director Compensation Table

The following table sets forth information concerning the compensation for our directors during fiscal 2025, except that Mr. Albertazzi’s compensation is reported in the Summary Compensation Table below under “Executive Compensation.”

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)	Option Awards ($)(2),(3),(4)	All Other Compensation ($)(5)	Total ($)

David M. Cote	—	—	1,499,991	17,024	1,517,015

Joseph J. DeAngelo	—	—	588,984	—	588,984

Joseph van Dokkum	115,000	—	489,000	—	604,000

Roger Fradin	130,000	—	489,000	—	619,000

Jakki L. Haussler	100,000	—	489,000	—	589,000

Jacob Kotzubei	100,000	—	489,000	—	589,000

Matthew Louie	100,000	—	489,000	—	589,000

Edward L. Monser	100,000	—	489,000	—	589,000

Steven S. Reinemund	150,000	—	489,000	—	639,000

(1)	Reflects the cash retainers described above.
(2)

The amounts reported in this column represent the aggregate grant date fair value of such option awards computed in accordance with FASB ASC Topic 718. Assumptions used in calculating these amounts are described in Note 14 to our audited financial statements for the year ended December 31, 2025. The options reported in this table vest annually over four years following grant, subject to the director’s continued service.

(3)

On March 7, 2025, these directors received options to purchase 15,000 shares of Class A common stock (46,012 shares in the case of Mr. Cote), with a per share exercise price of $85.04, which was the closing price of our Class A common stock on the grant date. Mr. DeAngelo received an additional number of options in lieu of the $100,000 cash retainer. These options were approved at the first meeting of the Compensation Committee of 2025, consistent with Vertiv’s Equity Grant Policy, on March 6, 2025, subject to approval by the Board at a meeting on March 7, 2025, with the grants to be effective on March 7, 2025.

(4)

As of December 31, 2025, Mr. Cote, Ms. Haussler, Mr. DeAngelo, and Mr. Van Dokkum held unexercised stock options (vested and unvested) to purchase 543,838, 46,886, 79,170, and 137,294 shares, respectively, and each of the other non-employee directors held unexercised stock options (vested and unvested) to purchase 175,941 shares. The foregoing includes options held by family trusts.

(5)

This column requires reporting the amount of other compensation, including personal benefits or perquisites that exceed $10,000 in the aggregate. This table excludes reimbursements for expenses incurred in attending Board and Committee meetings or performing other services in their capacities as directors. The amount reported reflects the aggregate incremental cost to the Company of the use of the Company’s chartered aircraft for travel that may be deemed to include a personal benefit. Our directors may be accompanied by a spouse or guests on our chartered aircraft while on business travel, which does not result in aggregate incremental cost to the Company.

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Insider Trading Policy for Employees, Officers and Directors; Prohibition on Hedging

We have adopted an insider trading policy applicable to our directors, officers, employees and certain other persons (collectively, “covered persons”) that we believe is reasonably designed to promote compliance with insider trading laws, rules, and regulations, and the listing rules of the NYSE. Among other things, our insider trading policy: (i) prohibits covered persons from buying or selling our securities while aware of material, non-public
information (“MNPI”) except under
pre-approved
10b5-1
trading plans that are entered into during an open trading window and while such covered person is not in possession of MNPI; (ii) prohibits “tipping” such MNPI or buying or selling the securities of another entity while in possession of MNPI about such entity that was obtained in the course of employment or service with us; (iii) prohibits short-term or speculative transactions in company securities, such as short sales, transactions in publicly traded options, holding our securities in a margin account or pledging our securities as collateral for a loan, and certain forms of hedging and monetization transactions; (iv) specifies our blackout periods, including the persons subject to, and the types of transactions that are restricted during, such blackout periods; and (v) describes our advance approval procedures (and who is subject to such procedures) and requirements regarding pre-approved
trading plans that meet the requirements of Rule
10b5-1
under the Exchange Act. The policy was filed as Exhibit
19
to our annual report on Form
10-K
for fiscal 2025 filed with the SEC on February
13
, 2026.

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DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information about our directors and executive officers as of the date of this proxy statement.

Name	Age	Position

David M. Cote	73	Executive Chairman of the Board*

Giordano Albertazzi	60	Chief Executive Officer and Director*

Joseph J. DeAngelo	64	Director*

Joseph van Dokkum	72	Director*

Roger Fradin	72	Director*

Jakki L. Haussler	68	Director*

Jacob Kotzubei	57	Director*

Matthew Louie	48	Director*

Edward L. Monser	75	Director*

Steven S. Reinemund	78	Director*

Scott Armul	43	Chief Product and Technology Officer

Craig Chamberlin	46	Chief Financial Officer

Stephanie Gill	55	Chief Legal Officer and Corporate Secretary

Michael Giresi	61	Chief Information Officer

Anders Karlborg	64	Executive Vice President, Manufacturing, Logistics and Operational Excellence

Frank Poncheri	40	Chief Human Resources Officer

Paul Ryan	52	President, Europe, Middle East and Africa

Anand Sanghi	55	President, Americas

Wei Shen	50	President, Greater China

*	Biographical information for each of our directors is set forth under “Proposal 1: Election of Directors—Nominees for Election” above.

Scott Armul. Mr. Armul has served as our Chief Product and Technology Officer since January 1, 2026 and previously served as our Executive Vice President, Global Portfolio and Business Units from January through December 2025. Mr. Armul is responsible for driving the company’s global portfolio strategy, leading engineering research and development, and overseeing the business units that comprise Vertiv’s comprehensive portfolio, including thermal management, power management, IT systems, infrastructure solutions, and global services. Mr. Armul began his career with Emerson Network Power (now Vertiv) in 2009 as an MBA intern in business planning and development and then transitioned into a permanent position as a strategic planner in 2010. Mr. Armul progressed through various leadership roles with Vertiv, including strategic planning from June 2010 – June 2012, senior marketing manager for Emerson Energy Systems from June 2012 – August 2015, director of AC power product management from August 2015 – February 2017, vice president and general manager of DC power and outside plant for the Americas from February 2017 – January 2018, and vice president and general manager of global DC power and outside plant solutions from January 2018 – July 2022. Prior to Mr. Armul’s promotion to Executive Vice President, he served as vice president of global strategic accounts from June 2022 through December 2024. Mr. Armul holds an MBA from The Ohio State University Fisher College of Business and a Bachelor of Science degree in mechanical engineering from Washington University in St. Louis.

Craig Chamberlin. Mr. Chamberlin has served as our Chief Financial Officer since November 2025. Mr. Chamberlin brings over 20 years of finance and leadership experience to our financial executive team. He has served as Group Vice President and CFO of the transit business of Wabtec Corporation (“Wabtec”), a rail technology company, from February 2022 to November 2025 and previously served as Group President and CFO of Wabtec’s global operations and engineering unit, a position he held from July 2019 to February 2022. He began his career at General Electric Company, an American conglomerate, where he served several roles throughout his career from 2005 to 2019, and eventually became Executive Director and CFO of global supply chain and engineering in 2017, where he served until its sale to Wabtec in 2019. Mr. Chamberlin received his Bachelor of Science in Electrical Engineering and his Master of Business Administration from Ohio University.

Stephanie Gill. Ms. Gill has served as our Chief Legal Officer and Corporate Secretary since January 2021 and is responsible for Vertiv’s global legal strategy, corporate compliance and regulatory functions. Prior to joining Vertiv, Ms. Gill spent 15 years with CNX Resources Corporation (NYSE: CNX), formerly CONSOL Energy Inc., a publicly traded energy company, from 2005 until December 2020. At CNX, Ms. Gill held a variety of positions of increasing responsibility, culminating in her being appointed Vice President and General Counsel in December 2014. Ms. Gill started her legal career as an associate at Jones Day in 1996. After Ms. Gill’s tenure at Jones Day, she joined the corporate group at Buchanan Ingersoll & Rooney in 1999,

24 |	- 2026 Proxy Statement

where she was promoted to shareholder effective 2005, working with public and private companies in various industries. While in law school, Ms. Gill also served as a law clerk in the United States Bankruptcy Court for the Western District of Pennsylvania. Ms. Gill is a graduate of The Wharton School of Business of The University of Pennsylvania with a bachelor of science degree in economics and a concentration in accounting and of The Dickinson School of Law of Penn State University, where she received her doctorate of jurisprudence and was the managing editor of The Law Review.

Michael Giresi. Mr. Giresi has served as our Chief Information Officer since June 2025, with global responsibility for leading company initiatives in AI adoption across the business, cybersecurity, product security, and digital-enabled productivity and customer experience. He brings extensive experience in digital transformation and technology leadership across multiple industries, including manufacturing, hospitality, and retail sectors. Prior to joining Vertiv, Mr. Giresi served as Chief Digital Officer at Molex, LLC, a manufacturer of connectivity systems, from 2019 to 2025, where he led digital initiatives for the global electronic solutions provider. Before Molex, he held the position of Chief Digital & Technology Officer at Aramark, from 2017 to 2019, and was Chief Information Officer at Royal Caribbean Cruises, Ltd., from 2015 to 2017. Other previous roles include CIO positions at Tory Burch (2011-2015), Direct Brands (2010-2011), and Godiva Chocolatier (2005-2010). Mr. Giresi’s IT leadership experience includes serving as IT Director at Campbell Soup Company (1998-2005), IT Manager at Hercules (1999-2000), IT Director at Estee Lauder (1998-2000), and IT Manager at Carter Wallace (1991-1993). He began his career in sales roles, serving as Regional Sales Manager at Elcom Systems (1990-1991), Sales Manager at Valcom (1988-1990), and Account Representative at Lautek (1986-1988). Mr. Giresi holds an Executive MBA from Saint Joseph’s University – Erivan K. Haub School of Business and a Bachelor of Arts degree from Seton Hall University with concentrations in English, Chemistry, Economics, Computers, and Accounting.

Anders Karlborg. Mr. Karlborg has been our EVP, Manufacturing, Logistics and Operational Excellence since August 2023. Mr. Karlborg is responsible for global operations driving enterprise-wide processes and best practice alignment. He collaborates with all regions, lines of business, finance, and procurement to enhance Vertiv’s manufacturing and logistics capability to better leverage the company’s global footprint. He was our SVP, Americas Operations and Global Channel from August 2022 to July 2023; Sr. VP, Global Channel Operations from July 2021 to July 2022; VP, Operations & Supply Chain, Asia Pacific & EMEA from January 2020 to July 2021; and Vice President, Operations, Asia Pacific from September 2018 to December 2019. Mr. Karlborg has been with Vertiv since 2018, leading the transformation of regional operations in Asia Pacific, EMEA and the Americas. He has more than 30 years of experience in top tier manufacturing and technology companies. Prior to joining Vertiv, he was an industrial engineer for Volvo Components from 1987 to 1998. In 1998 he joined Ericsson where he was assigned supply chain leadership roles in varying capacities in China and the Middle East until 2008. In 2008, he joined Huawei as the Operations Vice President in China, a position he held until 2015 when he became Operations Vice President with ZTE in China until 2018. He earned a master of science in mechanical engineering from University of Lulea, Sweden.

Frank Poncheri. Mr. Poncheri has served as our Chief Human Resources Officer since September 2024. Prior to Vertiv, Mr. Poncheri held a 10-year career at Owens Corning, a global building materials company. Mr. Poncheri was Vice President, Human Resources at Owens Corning from September 2022 and added Corporate Integration in May 2024 through August 2024. Mr. Poncheri also held HR divisional Director roles from January 2019 through September 2022, supporting Global Engineering and the European Region while based in the United States and Finland. This built on progressing HR Manager roles from August 2014 through January 2019, partnering with Manufacturing Operations across multiple locations in the United States. Mr. Poncheri began his career with GE Aerospace, an aircraft engine manufacturer, having completed its renowned Human Resources Leadership Program in 2012. Upon graduation, Mr. Poncheri moved to support HR Manufacturing Operations as a Senior Specialist, Employee Relations, from July 2012 through August 2014, prior to joining Owens Corning. Mr. Poncheri holds a bachelor’s degree in business administration and a master’s degree in labor relations & human resources from The Ohio State University, Max M. Fisher College of Business.

Paul Ryan. Mr. Ryan has served as our President, Europe, Middle East and Africa since January 1, 2026 and previously served as our Chief Procurement Officer from May 2023 through December 2025. Mr. Ryan has more than 25 years of experience working within global supply chains, engineering and operations, engaging suppliers to deliver value, and setting corporate wide and business unit strategies to align supply chains to optimize cost, cash and end-customer satisfaction. Prior to this role, Mr. Ryan held a variety of executive-level roles in global operations and supply chain for Vertiv, Emerson Network Power and Avocent Corp, including vice president global commodity management at Vertiv from 2017 to 2022. In 2012, he was named vice president of global operations and supply chain for Avocent Products and Services, a position he held until his promotion in 2017. Prior to 2012, Mr. Ryan was appointed vice president and managing director of Avocent Products and Services in APAC (Singapore) from 2009 to 2012. Mr. Ryan attended the University of Limerick, where he received a bachelor’s degree in production management and later, a master’s degree in science from the department of mathematics at the University of Limerick. Mr. Ryan also completed the executive development program at the Kellogg School of Management at Northwestern University.

Anand Sanghi. Mr. Sanghi has served as our President, Americas since July 2023, and previously served as our President for Vertiv Australia, New Zealand, Southeast Asia and India (ASI) from February 2021 until July 2023. Mr. Sanghi is responsible for Vertiv’s business development and operations in those regions. Mr. Sanghi has spent more than 26 years in the technology and engineering space in the Asia-Pacific region. Mr. Sanghi joined Emerson Network Power, a group of Emerson Electric Co (NYSE: EMR), in 2001 as Director of Planning and achieved positions of increasing responsibility before being appointed President of Vertiv Asia in 2017, a role that he served in until February 2021. Prior to joining Emerson Network Power,

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Mr. Sanghi led a start-up business and held positions with Emerson Electric from 1999 until 2000 and Copeland Corporation from 1994 until 1999. Mr. Sanghi earned his bachelor’s degree in electrical and electronics engineering from the Indian Institute of Technology and his MBA from the Indian Institute of Management.

Wei Shen. Mr. Shen has served as our President of Greater China since July 2025, where he is responsible for leading operations in the Greater China region. Mr. Shen brings extensive leadership experience in the industrial sector. Prior to joining Vertiv, he served as vice president, general manager – Greater China at Gates Corporation from January 2016 – July 2025. Before Gates Corporation, Mr. Shen held several leadership positions at Eaton Electrical APAC in China, including Vice President, General Manager of Distributed Power Quality from October 2014 – December 2015, Vice President Sales Operations and Power Quality Marketing from January 2013 – September 2014. Mr. Shen also held roles at Eaton Electrical China, including Business Unit Manager – Power Quality from August 2011 – December 2012, Business Unit Manager and Integration Leader – Eaton/Chloride JV from October 2010 – July 2011, and Director of Quality APAC – Electrical Sector APAC China from April 2009 – September 2010. Prior to his roles with Eaton Electrical China, Wei held positions with Meritor, Inc., where he was Director of Operations, Director of Lean Manufacturing and Quality APAC from August 2007 – March 2009, Regional Quality Manager APAC China from September 2005 – July 2007, Quality/Reliability Specialist/Manager USA from August 2003 – September 2005, and Quality/Reliability Engineer, Light Vehicle System USA from July 2000 – July 2003. Mr. Shen started his career with Ford Motor Company as a Reliability Engineer, Product Development Center USA from 1999 – June 2000. Mr. Shen holds a Master of Science degree in Engineering Management from Massachusetts Institute of Technology, a Master of Science degree in Industrial and Systems Engineering from the University of Michigan, and a Bachelor of Science degree in Automatic Control Engineering from Beihang University.

26 |	- 2026 Proxy Statement

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Our executive compensation program is structured to reward performance consistent with our short-term and long-term goals, to reflect our business strategy and our organizational structure, to support our goal of delivering long-term value to our stockholders and to align with our near-term strategic and operational goals. This Compensation Discussion and Analysis (“CD&A”) reviews the objectives and components of our executive compensation program and discusses the 2025 compensation earned by our named executive officers (or “NEOs”), who are listed below.

Giordano Albertazzi Chief Executive Officer	Craig Chamberlin Chief Financial Officer*	Anand Sanghi President, Americas	Stephanie Gill Chief Legal Officer	Scott Armul Chief Product & Technology Officer

*	Mr. Chamberlin became Chief Financial Officer on November 10, 2025. Our former Chief Financial Officer, David Fallon, is also an NEO for 2025.

We are dedicated to a pay for performance philosophy with compensation tied to, and which rewards our executive officers for, both short-term and long-term performance of the Company. This CD&A summarizes the details of executive compensation decisions along with several of our business highlights in 2025.

Features of our executive compensation program for 2025 included:

•

Pay for performance. Our CEO’s pay opportunities primarily consisted of performance-based compensation, particularly equity compensation in the form of stock options that have value only if our stock price increases following the grant date along with an opportunity to earn a cash bonus based on performance.

•

Continued impact of our strategic performance equity awards. Our strategic performance equity awards, initially granted in late 2022, continued to drive performance in 2025. These strategic performance equity awards will be eligible for cliff vesting in January 2027 based on the actual achievement of the stretch annual financial performance goals from 2023 through 2025. For the 2025 performance period, we exceeded the goal, resulting in 220% of the third and final tranche being earned, as further described below. The Compensation Committee continues to believe that the challenging annual performance goals, together with cliff vesting on January 1, 2027 subject to continued employment, were important components of the program to encourage long-term continuity in management and to encourage focus on our operational goals over the three-year performance period. There is no payment on these awards before the vesting date for an earlier termination without cause or resignation for good reason, other than a termination in connection with a change in control or, to the extent already earned based on performance results, on death or disability. Given the conclusion of the performance periods, the Compensation Committee has decided to implement a similar long-term performance equity program in 2026 based on earnings per share (EPS), which is described in further detail below.

•

Annual bonus payouts reflecting strong performance. As further described below, bonus payouts for our NEOs were paid above target as a result of our strong financial performance in 2025, including achievement of results above our financial targets.

2025 Summary

1	CEO’s Successful Leadership

Under the strong leadership of our CEO, Mr. Albertazzi, we have experienced significant improvements in our operational execution, technology and innovation developments, growth in our capabilities and product and service offerings, and historic

- 2026 Proxy Statement | 27

financial results in 2025, as further described below. Under his focused leadership, we had positive operational and financial gains from our M&A strategy, particularly with the additions of Waylay, a generative AI software technology leader that will enhance our predictive analytics offerings, Great Lakes, a leading data rack enclosure and integrated infrastructure solutions provider to bolster our IT systems offerings for AI and high-performance compute applications, and PurgeRite, a fluid management services provider that will enhance our liquid cooling offers for high-density and AI applications. Further, we continued to invest in manufacturing and capacity expansions and capabilities to meet the growing demand of our customers and the unprecedented growth of data and AI adoption.

Our executive compensation for 2025 reflected these successes, particularly as the Compensation Committee considered appropriate incentives for our CEO for both short-term financial results and long-term equity interests, as further described in this CD&A.

2	Financial Results

2025 was a year of continued financial strength and transformative operational growth. The continued rapid growth of data, and the robust demand for, and acceleration of, AI technology adoption and high-performance compute resulted in strong demand for the Company’s innovative critical digital infrastructure products, software and services. The following is a summary of key 2025 financial results:

•	Year-over-year revenue growth. End-market demand remained strong with net sales up ~28% (to ~$10.2 billion) versus prior year, and organic net sales growth(1) of 26%.

•	Very strong backlog. Backlog continued to be strong increasing to ~$15.0 billion at the end of December 2025, increasing ~109% versus prior year.

•	Increased investment in engineering, research and development. We continued to invest in new product development with ER&D spending of ~$442 million in 2025 (~4.3% of revenue).

•

Profitability. Full year net income was ~$1,333 million, operating profit was ~$1,830 million and adjusted operating profit(1) was ~$2,090 million. Full year 2025 operating margin was ~18% and adjusted operating margin was ~20%, an increase of ~1% versus prior year.

•

Inflation mitigation. The Company continued its efforts to manage and mitigate inflationary pressures and shortages in materials and labor in 2025 by continued focus on, and implementation of, supplier resiliency programs, alternative supplier qualifications and engineering redesign initiatives.

•

Adjusted free cash flow. 2025 net cash provided by operating activities was ~$2,114 million, an increase of ~$795 million (or 60%) versus the prior year. Adjusted free cash flow(1) for 2025 was ~$1,888 million, an increase of ~$753 million (or 66%) versus the prior year primarily driven by higher adjusted operating profit and benefits from working capital and other, offset by higher cash taxes. Liquidity(2) at the end of the fourth quarter 2025 remained strong at ~$2.6 billion, including ~$1.7 billion of cash, ~$0.1 million in short-term investments and $784 million of availability under the asset-based lending (ABL) facility.

•

Strong financial performance. 2025 was a continuation of the Company’s unwavering dedication and focus on operational excellence and execution, technology innovation and capacity growth and expansion, and high-performance culture, culminating in a historic financial performance across all of the Company’s financial metrics. While these are all indicators of growth, operational improvements and execution by the Company in 2025, we continue to strive to improve our Vertiv Operating System (VOS) across our organization to implement best practices and process improvements and efficiencies across our global organizations to more effectively and efficiently manage our business, our operations, and our costs while aiming to deliver short and long-term value for our stockholders.

(1)	See Annex A for reconciliations of and information regarding the non-GAAP metrics.
(2)	Liquidity is calculated as cash and cash equivalents, short-term investments, and availability under the ABL Revolving Credit Facility as of December 31, 2025.

3	Commitment to Stockholders

We actively engage with stockholders throughout the year to better understand their issues and concerns, including, but not limited to, their perspective on executive compensation. We hold a “say-on-pay” advisory vote on an annual basis. In 2025, we received approval of approximately 87% of votes cast on our “say-on-pay” advisory vote. Feedback from stockholders informs the Compensation Committee’s consideration of executive compensation programs. The Board and the Compensation Committee aim to align business performance and executive compensation to drive value creation by directly tying compensation to key performance metrics, and placing significant weight on compensation that varies in value depending upon stock price performance.

28 |	- 2026 Proxy Statement

4	Stockholder Return

Our shareholder return during 2025 was more than 42%. During 2025, we declared quarterly cash dividends each for $.0375 per share in the first three quarters of the year, and in light of strong financial performance, increased the cash dividend to $.0625 per share in the fourth quarter, for an aggregate of $.175 per share.

The following graph shows our total shareholder return for 2025, as compared to the performance of other market sectors, including the companies listed in the Compensation Peer Group (defined below).

- 2026 Proxy Statement | 29

5	Compensation Packages Strongly Aligned with Stockholder Interests

The following charts show the mix of the primary compensation elements for 2025 for our CEO and our other NEOs, including salary, target annual cash incentive, annual long-term incentive awards granted during the year and other benefits.(1) As reflected in the charts below, we have structured executive compensation, particularly for the CEO, to be performance-based and aligned with stockholder value.

(1)

Excludes our new CFO given his start date late in the year. Long-Term Incentive reflects equity awards actually granted during 2025, not any modifications, and does not include the one-time performance equity award to Mr. Armul.

Mr. Albertazzi’s primary compensation for 2025 is summarized below. The determination of the cash bonus based on performance is further described below. As further described below, our CEO’s compensation for 2025 is reflective of the Compensation Committee’s review of his leadership and execution of our strategic initiatives, including technology and innovation development, capacity and capabilities expansions, strategic acquisitions that enhanced our capabilities, product, and service offerings, and improved operational performance (such as tariff and inflation mitigation, supplier resiliency, VOS) that is delivering robust value to shareholders, as well as considerations around his total compensation within our Compensation Peer Group.

2025 CEO Compensation

Base Salary (as of 12/31/25)	$ 1,300,000

Target Cash Bonus (as % of Base Salary)	150%

Actual Cash Bonus (for 2025 performance)	$ 4,000,000

Approximate Grant Date Fair Value of Annual Equity Awards Granted	$ 13.04 M

6	Continued Best Practices in Compensation

✓

Robust stock ownership guidelines. We require executive officers and directors to hold meaningful amounts of stock and to meet these guidelines within five years of first becoming subject to the guidelines, as further described under “Stock Ownership Guidelines for Company Officers and Directors.” Further, the Company adopted a “no sale” restriction that restricts an executive officer from selling stock until such officer has met or exceeds ownership guidelines. All of our executive officers and directors have met or are on their way to meeting these guidelines within the applicable period.

✓

Clawback policy. Under our clawback policy, our Board will seek to recover incentive compensation from an executive officer on a no-fault basis in the event of an accounting restatement as a result of the Company’s material non-compliance with any financial reporting requirement.

✓	Prohibition of hedging and pledging. Our insider trading policy prohibits our officers, directors and employees from hedging or pledging our shares.

✓

Alignment with stockholders’ interests. Our incentive program aligns with stockholder interests by heavily weighting incentives in favor of long-term equity awards. In particular, stock options are performance-based because they have value only if our stock price increases.

✓

Emphasis on variable cash pay. A significant portion of our executives’ cash compensation opportunity was performance-based, tying to near-term objectives and actual performance that we believe align with long-term growth. The target bonus for our CEO for 2025 was 150% of salary so that more than half of the CEO’s target cash compensation is directly dependent upon performance. Our actual bonus payouts for 2025 reflected our strong financial performance as discussed above.

30 |	- 2026 Proxy Statement

✓

Only “double-trigger” executive change-in-control benefits. We do not provide “single-trigger” change-in-control benefits to executive officers; instead, we only provide “double-trigger” benefits, which generally means the executive needs to have a qualifying termination event (e.g., termination without cause or resignation by the executive for good reason) to receive a change-in-control benefit.

✓

No 280G gross-ups. We have not agreed to provide our executive officers, including any NEO, with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Section 280G (related to a change-in-control) of the Code.

✓	Use of peer group data. Our Compensation Committee has developed and updated a peer group to provide an additional measure of comparison in its review of compensation.

✓	Avoid excessive risk taking. Based upon a risk assessment, our Compensation Committee determined that our compensation policies do not encourage excessive or unnecessary risk-taking.

Objectives of Executive Compensation Program

The following table provides an overview of the specific objectives of the primary elements of our 2025 executive compensation program, each as further described below.

Pay Element	Objectives

Base Salary (page 32)	Attract and retain world-class leadership talent by using relevant market data to determine executive pay, while also considering tenure, experience, scope of duties and short-term and long-term performance.

Vertiv Incentive Plan (“VIP”) (pages 33-34)	Reward ingenuity, creative thinking, improved processes, operational execution, project completion and exceptional contributions through cash bonuses.

Long-Term Incentive Compensation (pages 34-36)	Encourage our executive team to drive long-term stock price growth through equity grants that directly link the value to the executive to value to stockholders, while also encouraging retention through multi-year vesting.

Retirement, Termination/CIC and Other Benefits (page 36)	Attract and retain key management members and, for severance and Change-in-Control matters, to motivate executives to take actions that are in the best interests of the Company.

- 2026 Proxy Statement | 31

Compensation Philosophy and Process
The Compensation Committee is focused on maintaining an executive compensation program that emphasizes variable, at-risk compensation
and has an appropriate balance of short-term and long-term objectives.
Executive compensation is approved by the Compensation Committee, which consists solely of independent directors, and then the Board (with all of the independent members of the Board) approves the CEO’s compensation. Our Compensation Committee meets regularly
throughout the year to review our executive compensation program and to ensure alignment of the interests of our executives with those of our stockholders. Meeting agendas contain items proposed by management or the Compensation Committee members.
Our Compensation Committee members engage in active discussions of compensation
matters with management and with each other as part of their decision-making process. Each meeting includes an executive session with only the independent directors. On at least an annual basis, the Compensation Committee reviews relevant market data using a peer group representing a set of companies in the industries (mix of industrial and network equipment and services companies) in which we compete. For further information about our process, see “
Peer Group Companies
” below.
Equity Grant Timing Policy
Pursuant to our Equity Grant Policy, implemented at the February 24, 2021, meeting of the Compensation Committee, annual equity awards to directors and continuing executive officers are to be approved at the first meeting of the Compensation Committee (and, where applicable, the Board) held during the first quarter of the year. Additional grants (such as promotion, new hire or special grants) may be approved during the year. Under our 2020 Stock Incentive Plan, the Compensation Committee may delegate authority to our CEO to make grants to non-executive e
mploy
ees,
but may not delegate any authority with respect to grants to executive officers.
Components of Compensation for 2025

1	Base Salary
Base salaries generally take into account each named executive officer’s existing pay as well as the executive’s position, responsibilities, qualifications, experience and location, the market for the position, the base salaries of other executive officers and the Company’s overall financial performance.
The Compensation Committee considers base salary as one component of a total compensation package that needs to be balanced appropriately for each named executive officer. In March 2025, the Compensation Committee approved an increase in Mr. Albertazzi’s base salary from $1,100,000 to $1,300,000, together with an increase in target bonus percentage, primarily to reflect his successful leadership, as reflected in Vertiv’s record results for 2024, as well as successful execution of strategic imperatives in M&A, technology innovation, high performance culture, manufacturing and capacity expansion and capabilities, and operational execution. The increases in Mr. Albertazzi’s total compensation (including equity compensation) also reflected the consideration that given his successful performance since his promotion, it was important to reflect total compensation commensurate closer to or above the median in our Compensation Peer Group. Other increases for the NEOs were based on similar considerations including their individual roles and responsibilities. Mr. Chamberlin’s initial compensation was agreed pursuant to his offer letter, which involved considerations around peer group data
, experience, skill sets, incentives to relocate and take the role, and amounts needed to offset lost
compensation opportunities.
The table below shows the annualized base salaries in effect at the end of 2025.

Base Salary at 12/31/25 ($)

Albertazzi	1,300,000

Chamberlin	750,000

Sanghi	535,000

Gill	580,000

Armul	480,000

32 |	- 2026 Proxy Statement

2	Vertiv Annual Incentive Plan

Our focus for the 2025 Vertiv Incentive Plan (“VIP”) was to align employees under a common set of goals tied to adjusted operating profit and adjusted free cash flow, both of which help us to maintain our focus on improving Vertiv’s operational execution and financial performance and driving stockholder value, while also recognizing our overall performance, segment and regional performance, and individual contributions to our long-term goals.

•

Financial Performance Goals. In early 2025, the Compensation Committee approved Adjusted Operating Profit (“AOP”) and Adjusted Free Cash Flow (each as defined below) as financial metrics (and, where applicable, for regions and segments) for purposes of bonuses under the VIP. At that time, the Compensation Committee determined that it was also appropriate to retain the ability to take into account individual and other business performance measures in approving the final individual payout level.

•

Financial Performance Results. In early 2026, the Compensation Committee reviewed our financial results against the previously approved financial metrics established for purposes of the 2025 VIP and against our prior year’s performance in determining an overall result of 135%.

•

Results Significantly Above Challenging Targets. As shown in the table below, our AOP results of approximately $2,090 million and Adjusted Free Cash Flow of approximately $1,888 million significantly exceeded the target levels for each metric set for purposes of the VIP, which had been set as very challenging goals that exceeded our 2024 actual performance levels, which were our highest results to date.

•

Results Exceeding Prior Year Results. Our results for 2025 reflected tremendous improvement over 2024, resulting in a year over year increase of approximately 35% in AOP and 66% in Adjusted Free Cash Flow.

•

Other Financial Performance Considerations. Our historic financial performance also included a significant increase in backlog at year end 2025 to $15,000 million, and a year over year increase of approximately $2,218 million in net sales and approximately $1.35 in adjusted diluted earnings per share, as well as transformative operational execution and growth in our business as described above under “2025 Summary-Financial Results” above.

•

Segment Financial Performance Results. For our NEOs other than the CEO, the Compensation Committee also reviewed the performance of the individual’s segment (that is, region, function or lines of business) where they have responsibility. For Mr. Sanghi, a portion of his bonus reflected how the relevant region (the Americas) performed relative to the same types of financial targets as for the overall goals described above which resulted in an increased payout due to strong regional performance.

•

Individual Performance Modifier. The Compensation Committee finally considered individual performance based on individual impact to the results of their assigned segment or corporate function. In approving the individual performance factors for our NEOs (other than our CEO), the Compensation Committee focused on recognizing the efforts of individuals who were directly responsible for successful operational execution and performance against the Company’s strategic initiatives in particular regions, functions or lines of business. The Committee recognized that Mr. Sanghi drove tremendous acceleration in his second year in the role of President, Americas, establishing the Americas as a primary growth engine, and he led the successful implementation of the systems approach, including SmartRun and OneCore, alongside benchmark-setting sales execution. The Committee believed that these efforts, combined with the strong financial results for the Americas being significantly higher than overall results, merited a payment above the 200% maximum, resulting in the actual payout set forth below. The Committee also approved individual performance modifiers that increased the bonus payment for other NEOs. Ms. Gill’s modifier reflected her leadership in the development, implementation, and improvement of various corporate legal and business-related programs and processes, such as commercial contracting initiatives, strategic acquisitions, compliance and governmental relations program, and enhancements of our environmental, health and safety program and intellectual property program, that resulted in significant operational improvements and efficiencies and cost reductions and savings. Mr. Armul’s modifier reflected his strong performance in his first year in the role, leading improvements across our technology and innovation development initiatives, advanced research and engineering programs, and product and service offerings, showing an ability to translate strategy across disciplines, and aligning the innovation agenda with Vertiv’s short and long-term needs to meet growing customer demands.

•

CEO Performance. In determining the payout level for our CEO, the Compensation Committee recognized his leadership in guiding us through a year of unprecedented AI and high performance compute adoption, data growth and technology innovations, and the direct impact his strong leadership and focus had on our strategic operational and financial performance. In particular, he led with conviction and was resolute on delivering operational execution and excellence in all areas, particularly strategic acquisitions that enhanced our product and service offerings, technology innovation across our business units, manufacturing and capacity expansions and increased capabilities, supply chain resilience, and other key operations initiatives.

- 2026 Proxy Statement | 33

•

Bonus Payment Details. The table below shows the annual target bonus opportunities for 2025 for each of the named executive officers and the actual payout. The target cash bonus levels (as a percentage of salary at year-end) were set to reflect the executive’s relative responsibility for the company’s performance and to appropriately allocate the total cash opportunity between base salary and variable incentive-based compensation. Amounts paid to any individual executive officer may range from 0% to 200% of target (or above 200% if approved by the Committee under extraordinary circumstances). As described above, for 2025, the Committee approved an increase in the maximum for each of Mr. Albertazzi and Mr. Sanghi to reflect the exceptional Company, functional and individual performance.

	Target Bonus (as % of Salary)	Target Bonus ($)	Earned Bonus (as approx. % of Target)	Earned Bonus ($)(1)

Albertazzi	150%	1,950,000	205%	4,000,000

Chamberlin(2)	N/A	N/A	N/A	N/A

Sanghi	80%	428,000	257%	1,100,000

Gill	75%	435,000	195%	850,000

Armul	70%	336,000	149%	500,000

Fallon	100%	690,000	(3)	837,074
(1)	Amounts were subject to rounding.
(2)	Mr. Chamberlin was not eligible for a 2025 VIP bonus, but pursuant to his offer letter, received a $300,000 sign-on bonus.
(3)	Mr. Fallon received a pro-rated bonus for 2025 under his Transition Agreement based solely on the financial results.

Corporate Financial Results

The following table shows our corporate performance for the two financial metrics under the VIP for 2025:

Global Plan Metric	2024 Actual	2025 VIP Target	2025 Actual

Adjusted Operating Profit(1)	$1,552M	$2,050M	$2,090M

Adjusted Free Cash Flow(2)	$1,135M	$1,400M	$1,888M
(1)

Adjusted Operating Profit was chosen as an important measure of near-term profitability which in turn creates stockholder value. Adjusted Operating Profit represents the Company’s operating profit, adjusted to exclude the amortization of intangibles, restructuring costs – global programs, contingent consideration and certain mergers and acquisition costs. See Annex A for a reconciliation of and information regarding this non-GAAP metric.

(2)

Adjusted Free Cash Flow was chosen because it reflects cash generated from operations that may be reinvested in our businesses or returned to stockholders. Adjusted Free Cash Flow represents net cash provided by (used for) operating activities adjusted to excluded capital expenditures and investments in capitalized software. See Annex A for a reconciliation of and information regarding this non-GAAP metric.

3	Long-Term Incentive Compensation

2025 Annual Equity Grants. In furtherance of our performance-based compensation philosophy and strong alignment with stockholder interests, our annual equity compensation granted in early March 2025 to NEOs consisted of stock options that vest annually over four years. Each named executive officer was granted an award of stock options in the amounts set forth in the table entitled “Grants of Plan-Based Awards in Fiscal 2025” below and with pro rata vesting annually over four years.

The amount granted to each continuing NEO was generally based on each individual’s duties and responsibilities, internal pay equity considerations, and prior equity grants to each individual. The Compensation Committee continued to believe that time-vesting stock options were the appropriate long-term performance vehicle for annual grants. Granting stock options is beneficial to the Company for the following reasons:

•	Stock options provide the most direct tie to shareholder value realization.

•

The ultimate value of the options will align directly with our stockholders’ return through our stock price performance, which in turn depends on our sustainable operational and financial performance, thereby discouraging excessive risk-taking and encouraging operational execution and continual process improvements to drive efficiencies within our operating systems.

•	The stock options only have value to the executive if the stock price increases after the grant date, meaning both management and the stockholders benefit.

•	We benefit from the retention value provided through multi-year vesting and long-term exercise period.

•

The stock options offer complementary incentives to our annual bonus plan, which is based on financial metrics that are set annually, and the cash bonus opportunities already represent a meaningful portion of target compensation.

•

The stock options also offer complementary incentives to the Strategic Performance Awards that were previously granted, which are full-value awards but will only become earned and vested if we exceed pre-specified financial goals.

•	Stock options tie to absolute rather than relative value, which is appropriate because our focus is on the benefit to our stockholders.

34 |	- 2026 Proxy Statement

CEO Equity Grants for 2025. Our CEO received an increased equity grant in the form of stock options in 2025. As part of considerations around increasing his total targeted compensation to reflect both his performance and a review of appropriate peer group compensation, the Compensation Committee sought to ensure that a significant portion of his overall compensation is aligned with our pay for performance culture and further aligned directly with our shareholders and shareholder value realization. Thus, the Compensation Committee believed that a significant investment in our equity and value tied to our stock price performance was important for the CEO in particular. The grant date value set forth in the Summary Compensation Table represents the value determined for accounting purposes. The value of these stock options will depend on our CEO helping deliver stock price performance for our stockholders over the vesting period of the stock options. These stock options combine with his prior Strategic Performance Award to tie a significant portion of his potential compensation to both financial results and stock price results.

2022 Strategic Performance Awards (Results for Third Tranche). As previously disclosed, in 2022 (and for promotions in subsequent years including for Mr. Armul in 2025), our named executive officers received strategic, long-term performance awards (the “Strategic Performance Awards”) intended to incentivize the executive management team to achieve multi-year key goals for the business and to promote the long-term retention of the business leaders that we need to attain our goals. These Strategic Performance Awards vest, to the extent earned, contingent on both (i) achievement of strategic AOP targets in 2023, 2024 and 2025 and (ii) continued employment through January 1, 2027, with limited exceptions related to death, disability, or, in connection with a change in control, termination of employment or of the award.

For any portion to be earned for a year, a target AOP performance goal (“Target AOP”) must be achieved for the applicable year. The following chart shows the targets for each year, along with the results for each of the performance periods.

Fiscal Year	Target AOP	Actual AOP	Percentage of Tranche Earned

2023	$1,000M	$1,054M	120%

2024	$1,400M	$1,552M	160%

2025	$1,750M	$2,089M	220%

If the Target AOP was exceeded in any given year, each grantee earned an additional 20% of their respective target award level for each $50 million increment that AOP performance exceeded the Target AOP (with no interpolation between results). Pursuant to the terms of the award agreements, the dollar value of the total earned award was converted into RSUs on February 12, 2026, based on the closing price on that date. These RSUs will be eligible for cliff vesting on January 1, 2027.

The Strategic Performance Awards continue to be beneficial to the Company for the following reasons:

•	The Strategic Performance Awards are settled in shares of our stock to align the management team’s interests in stock price appreciation with the interests of our stockholders.

•	Determination of whether a Strategic Performance Award target is met is done on a purely formulaic basis related to our financial results.

•	No amount was earned for any year (including 2025) unless Target AOP was met.

•	We benefit from the retention value provided through cliff-vesting by requiring employment through January 1, 2027 before any amount would vest.

•	Earned award values were determined annually over a three-year performance cycle to align with long-term financial objectives.

The financial measure and target levels were selected for the following reasons:

•	AOP is an important metric because it reflects our operational performance, and our stockholders view it as a key metric for value creation.

•

The performance levels chosen in late 2022 were intentionally set to be challenging. For example, the goal for 2023 performance was more than twice our actual 2022 results, and the goals for each subsequent year were significantly greater than the target for the prior year. We believe that the actual earned amounts are reflections of our strong performance over this time period.

2026 Strategic Performance Awards (Initial Grant). With the conclusion of the performance periods of the 2022 Strategic Performance Awards and the benefits of those awards to the Company (as referenced above), the Compensation Committee has decided to continue with a similar long-term performance equity program in 2026 based on the Company earnings per share (“EPS”). Similar to the 2022 plan program, the 2026 plan program is designed to incentivize the Company’s executive management team to achieve multi-year key goals for the business and to promote the long-term retention of the business leaders that the Company needs to attain such goals. Like the 2022 awards, the 2026 awards, if earned, will vest over a four-year period, but instead of AOP targets, the awards will be subject to the achievement of the following annual EPS targets:

•	2026 (target EPS of $6.25),

•	2027 (target EPS of $8.15), and

•	2028 (target EPS of $10.55).

- 2026 Proxy Statement | 35

An additional 20% of annual performance plan bonus target will be awarded for every $0.15 EPS achieved over each year’s target EPS.(1) The awards will be subject to continued employment with the Company through January 1, 2030, with certain limited exceptions. The EPS goals are considered to be stretch goals by the Board, thereby incentivizing management to exceed the EPS outlook that Vertiv has publicly disclosed previously. If target EPS is not achieved for a performance period, no amounts will be earned for such period. The awards are subject to forfeiture in the event that an executive breaches their non-competition, non-solicitation and confidentiality obligations to the Company, as well as the Company’s clawback policy. The awards will otherwise have terms and conditions consistent with the 2022 Strategic Performance Awards and the form of award agreement previously disclosed.

(1)	EPS targets are not adjusted for M&A, share repurchases, etc.

New Hire Equity Compensation. In connection with hiring our new CFO, we entered into an offer letter which provided for new hire compensation. In order to make up for potential lost compensation opportunities, and to induce him to accept our offer, we granted him RSUs with a grant date value of $1,050,700. Because of the special nature of this award, the vesting schedule was specific to this award, with installments of 50% in November 2026, 30% in November 2027, and 20% in November 2028.

4	Retirement Benefits

Our tax-qualified employee savings and retirement plan (“401(k) Plan”) covers certain full- and part-time employees in the United States, including our U.S.-based NEOs. Under the 401(k) Plan, employees may elect to reduce their current compensation up to the statutorily prescribed annual limit and have the amount of such reduction contributed to the 401(k) Plan. The Board believes that the 401(k) Plan provides an important and highly valued means for employees to save for retirement. We provide a match of 50% of the first 6% of the named executive officers’ eligible base salary. Our eligible NEOs were eligible to participate in the 401(k) Plan on the same terms as our other employees in 2025. Our executive officers outside the U.S. are eligible for applicable local retirement plans.

5	Termination and Change-in-Control Benefits

General. The protection of competitive and confidential information and the retention of top talent are of the utmost importance to Vertiv. For this reason, our named executive officers are subject to confidentiality, non-compete and non-solicitation covenants. Each named executive officer generally was subject to our Executive Employment Policy (or for some of our non-U.S. executive officers, an employment agreement with similar benefits) and our “double-trigger” Executive Change of Control Plan, in each case that provide for severance benefits following a qualifying termination of employment, which is intended to alleviate concerns about job security that could affect performance and keep the named executive officers focused on their day-to-day responsibilities. A detailed description of these severance and change of control benefits, along with estimates of the value of the benefits potentially payable under these arrangements, are set out below under the caption “Potential Payments upon Termination or Change-in-Control.”

CFO Transition. In May 2025, we announced that Mr. Fallon would be departing from his position as CFO, subject to the Company finding a successor. We subsequently hired a new CFO, Mr. Chamberlin, in November 2025. As part of the Company’s efforts to ensure a successful transition by both retaining Mr. Fallon through a significant search period and engaging him to support the transition after his departure as CFO, the Company entered into a Transition and Consulting Agreement with Mr. Fallon (the “Transition Agreement”), pursuant to which he agreed to remain as a consultant through 2026. He remained eligible to receive a prorated incentive payment for 2025 based on the time he served as CFO, in an amount depending on actual Company performance. There are no other cash payments during the consulting period. He also remained eligible for vesting of stock options scheduled to vest in the ordinary course in March 2026 during the consulting period. All other unvested equity awards, including the strategic performance award, are forfeited. All of his vested options will remain exercisable through December 31, 2028. Mr. Fallon remains subject to restrictive covenants and provided the Company with a general release.

6	Other Benefits

All of the named executive officers in the United States were eligible for coverage under our health insurance programs, including medical, dental and vision, a health savings account and flexible spending accounts. Additionally, the named executive officers were eligible for life insurance, short- and long-term disability benefits and paid time off. Officers in other jurisdictions are generally eligible for available benefit programs in the applicable jurisdiction.

We may provide additional benefits in particular circumstances. For example, for executives required to relocate to the U.S. for new positions, in some cases we have agreed to provide reimbursement for fees paid in connection with the filing of U.S. and non-U.S. tax returns, tax equalization benefits, and other related items. The compensation for Mr. Sanghi reflects these types of benefits, as described in the footnotes to the Summary Compensation Table. We also provide relocation benefits.

36 |	- 2026 Proxy Statement

Peer Group Companies

The Compensation Committee believes that we should provide market-competitive pay, with higher amounts based on tenure, job responsibilities and performance, and that long-term incentive compensation should be a significant component of executive compensation. The Compensation Committee expects to review annual benchmarking using a peer group representing a set of companies in the industries in which we compete.

The Compensation Committee has worked with management to represent companies comparable in terms of size, industry, revenue and/or market cap, with a focus on a method for considering other companies that are subject to the same impacts in our market and industry. The Compensation Committee did not make changes for 2025. As a result, the peer group used when evaluating 2025 compensation consisted of the companies below (“Compensation Peer Group”). In addition, we may from time to time review compensation practices of other companies that are competitors for talent, in order to better understand the competitiveness of Vertiv’s compensation programs with the goal of preserving talent.

AMETEK, Inc.	CommScope	Juniper Networks*	Resideo Technologies, Inc.
Amphenol Corporation	Dover Corp.	Keysight Technologies, Inc.	Rockwell Automation
Carlisle Companies	Fortive	NCR Voyix Corporation	Seagate Technology Holdings plc
Celestica	Hubbell	ON Semiconductor	Xylem Inc.
Ciena	Ingersoll Rand Inc.	Regal Rexnord	Zebra Technologies Corporation

*	Acquired in June 2025

Compensation Risk Assessment

As part of our risk management activities, management reviews with the Compensation Committee its compensation policies and practices applicable to employees that could affect our assessment of risk and risk management. The Compensation Committee and management believe that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on Vertiv.

Tax and Accounting Considerations

The tax and accounting impacts of our executive compensation program are among many factors that may be considered in determining the size and structure of our executive compensation program. Section 162(m) of the Internal Revenue Code of 1986, as amended (“Code”), denies a publicly traded corporation a federal income tax deduction for remuneration in excess of $1 million per year per person paid to executives designated in Section 162(m) of the Code. We have not adopted a policy that requires that all compensation be deductible.

Stock Ownership Guidelines for Our Officers and Directors

Our directors, named executive officers and other designated individuals are expected to own our stock based on the following multiple-of-salary ownership threshold guidelines.

Position	Multiple for Stock Ownership Guidelines

Directors	5 times Cash Retainer

Chief Executive Officer	5 times Salary

NEO	3 times Salary

Other Section 16 Officers (reporting to the CEO)	2 times Salary

Other Section 16 Officers (not reporting to the CEO)	1 times Salary

Directors and officers are expected to comply with the multiple-of-retainer/salary stock ownership guidelines, generally by the later of five years from appointment to the relevant role or February 7, 2025. Additionally, if an executive officer is promoted to a higher level, that person will have three years to achieve the higher stock ownership guideline. Once the individual has acquired a number of our shares that satisfies the ownership multiple, such number of shares shall represent that person’s minimum ownership requirement (even if that person’s salary increases or the fair market value of such number of shares subsequently falls below the required ownership multiple) until (in the case of an executive officer) such person is promoted to a higher level. The Company has adopted a “no sale” restriction that restricts an executive officer from selling stock unless and until such individual has met or exceeds ownership guidelines (provided, however, that an individual is prohibited from selling if they don’t satisfy the guidelines without the earned but unvested performance shares). All of our executive officers and directors have met or are anticipated to meet these guidelines within the applicable timeframes.

- 2026 Proxy Statement | 37

For purposes of satisfying the requirements of the stock ownership guidelines, ownership includes stock owned privately, shares (or equivalent shares) awarded to, or purchased by, an officer or director pursuant to a qualified or non-qualified benefit or savings plan, shares acquired on exercise of stock options or settlement of vested RSUs, unvested restricted stock units, or unvested but earned strategic performance awards (that is, assuming the applicable target performance for that year has been achieved). No options or unearned performance awards are included. For purposes of satisfying the requirements of the stock ownership guidelines, ownership also includes shares as to which the officer or director has a direct or indirect pecuniary interest including shares held by a spouse or child and generally includes shares held through family trusts (such as GRATs) and other family entities.

Compensation Committee Interlocks and Insider Participation

None of the directors who are currently or who were members of our Compensation Committee during 2025, are either currently, or have been at any time, an officer or employee of Vertiv. None of our executive officers currently serves, or served during 2025, as a member of the Board or Compensation Committee of any entity while one or more of its executive officers was serving as a member of our Board or Compensation Committee.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained herein with management. Based on its review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 and in this proxy statement.

The Compensation Committee

Roger Fradin, Chair

Joseph J. DeAngelo

Joseph van Dokkum

Steven S. Reinemund

38 |	- 2026 Proxy Statement

COMPENSATION TABLES

Summary Compensation Table

The following table shows compensation of our named executive officers for 2025 and, where applicable, prior years.

Name and principal position(1)	Year	Salary ($)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-equity incentive plan compensation ($)(3)	All other compensation ($)(4)	Total ($)
Giordano Albertazzi Chief Executive Officer	2025	1,245,385	—	—	13,040,000	4,000,000	26,334	18,311,719
	2024	1,046,154	—	—	8,211,000	3,000,000	19,589	12,276,743
	2023	865,385	—	—	3,300,000	2,000,000	17,789	6,183,174
Craig Chamberlin Chief Financial Officer	2025	72,116	300,000	1,050,589	—	—	19,651	1,442,356

Anand Sanghi President, Americas	2025	529,502	—	—	899,988	1,100,000	242,331	2,771,821
	2024	510,972	—	—	734,994	741,000	238,427	2,225,393
	2023	464,908	—	1,050,000	999,990	575,218	169,094	3,259,210
Stephanie Gill Chief Legal Officer	2025	572,354	—	—	939,988	850,000	10,500	2,372,842
	2024	543,385	—	—	839,985	724,000	10,350	2,117,720

Scott Armul Chief Product & Technology Officer	2025	424,078	—	510,000	999,972	500,000	10,500	2,444,550

David Fallon Former Chief Financial Officer	2025	683,173	—	—	1,747,692	837,074	10,500	3,278,439
	2024	665,000	—	—	1,399,976	700,000	10,350	2,775,326
	2023	659,615	—	—	1,399,999	623,438	52,200	2,735,252

(1)	Name and Principal Position. Mr. Chamberlin was hired as CFO on November 10, 2025.
(2)

Equity Grants. The amounts reported in the Option Awards column represent the aggregate grant date fair value of stock options granted in the relevant fiscal year. Assumptions used in calculating these amounts are described in Note 14 to our audited financial statements in our Form 10-K for the year ended December 31, 2025, filed with the SEC. Also see the table entitled “Grants of Plan Awards in Fiscal 2025” below for further information regarding grants made during 2025. The amount for Mr. Fallon also includes $247,701 as a result of the modification of his outstanding options as described in the “Compensation Discussion and Analysis” above. The amounts reported in the Stock Award column generally represent the Strategic Performance Awards granted in the applicable year, valued at target. The amount reported for Mr. Chamberlin in the Stock Award column for 2025 represents RSUs granted in connection with his hiring.

(3)

Annual VIP. The amounts reported in this column for 2025 reflect payments under the 2025 VIP, as described in the “Compensation Discussion and Analysis” above. Mr. Chamberlin was not eligible for the 2025 VIP because of his November 2025 start date, but received a cash sign-on bonus, as reported in the Bonus column. Mr. Fallon received a pro-rated payment for the period he served as CFO.

(4)

Other Benefits. The amounts shown in this column represent other compensation, including the cost of personal benefits or perquisites (but may exclude those that are less than $10,000 in the aggregate). We maintain arrangements with third-party charter companies for use of chartered aircraft, used primarily for business purposes. If there is personal aircraft usage reported in this table, the amount is based on Vertiv’s actual invoiced amount from the charter company for the variable costs incurred on each trip. Because the aircraft is used primarily for business travel, this methodology excludes fixed costs that do not change based on usage, such as depreciation and management fees. To the extent an NEO’s spouse or guests accompany the officer when a flight is already going to a specific destination for a business purpose, there is no reported value in the table where there is no aggregate incremental cost to Vertiv.

(a)	Giordano Albertazzi. The amount for 2025 reflects travel-related expenses.
(b)

Craig Chamberlin. The amount for 2025 reflects (i) relocation benefits, consisting of $6,466 for temporary housing and $2,685 for tax reimbursement on the foregoing, and (ii) $10,500 in Company contributions to applicable retirement plans.

(c)

Anand Sanghi. The amount for 2025 reflects (i) $10,088 in Company contributions to applicable retirement plans and (ii) as a result of his accepting a U.S.-based role, tax equalization amounts of $231,242 and tax preparation fees of $1,000.

(d)	Stephanie Gill. The amount for 2025 reflects Company contributions to our 401(k) plan.
(e)	Scott Armul. The amount for 2025 reflects Company contributions to our 401(k) plan.
(f)	David Fallon. The amount for 2025 reflects Company contributions to our 401(k) plan.

- 2026 Proxy Statement | 39

Grants of Plan-Based Awards in Fiscal 2025

The following table sets forth each award granted to a named executive officer in fiscal 2025 under plans established by the Company.

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(3)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Shares of Stock Underlying Options (#)	Exercise or Base Price of Options Award ($)	Grant Date Fair Value of Stock and Option Awards(4) ($)
Named Executive Officer	Type of Award	Grant Date	Approval Date(1)	Target ($)	Maximum ($)		Threshold / Target (#)

Giordano Albertazzi	VIP			1,950,000		(2)

	NQSO	3/7/25	3/6/25						400,000	85.04	13,040,000

Craig Chamberlin	RSU	11/10/25	09/24/25					5,593			1,050,589

Anand Sanghi	VIP			428,000		(2)

	NQSO	3/7/25	3/6/25						27,607	85.04	899,988

Stephanie Gill	VIP			435,000	870,000

	NQSO	3/7/25	3/6/25						28,834	85.04	939,988

Scott Armul	VIP			336,000	672,000

	NQSO	3/7/25	3/6/25						30,674	85.04	999,972

	Strategic Performance Award	01/01/25	9/17/2024				510,000

David Fallon	VIP			690,000	1,380,000

	NQSO	3/7/25	3/6/25						46,012	85.04	1,499,991

	Modification of NQSOs	5/28/25	5/28/25								247,701
(1)	Annual grants to executive officers were approved at the first Compensation Committee meeting of the year on March 6, 2025, effective on the final date of the full Board meeting on March 7, 2025.
(2)

Under the VIP for fiscal 2025, each NEO (other than Mr. Chamberlin) had a target bonus opportunity as specified in this table. The original maximum payout for executive officers was 200% of target as set forth in this table, and there was no threshold. The Committee subsequently approved a higher maximum in certain circumstances to recognize the strong Company and individual performance for 2025. For a discussion of the determination of amounts earned for 2025 under the VIP, which are reflected in the Summary Compensation Table above, see the “Compensation Discussion and Analysis” above.

(3)	The terms of the Strategic Performance Awards are described in the “Compensation Discussion and Analysis” above.
(4)

The amounts reported in these columns represent the aggregate grant date fair value of equity awards granted during the year. Assumptions used in calculating these amounts are described in Note 14 to our audited financial statements in our Form 10-K for the year ended December 31, 2025, filed with the SEC. For Mr. Fallon, includes the incremental value as a result of the modification of his option awards, as described in the “Compensation Discussion and Analysis” above.

Understanding Our Summary Compensation Table and Grants of Plan-Based Awards in Fiscal 2025 Table

Employment Arrangements. Our Executive Employment Policy and our Executive Change of Control Plan generally cover our named executive officers. Vertiv’s named executive officers are subject to confidentiality, non-compete and non-solicitation covenants. See “Potential Payments Upon Termination or Change in Control” below for a description of the post-termination provisions in these arrangements.

Annual Cash Incentive Plan. During 2025, Vertiv maintained the VIP, pursuant to which cash incentive awards may be made to the named executive officers and other eligible employees based on 2025 performance. Executive officers generally must be employed by the Company at the time of payout under the VIP to be eligible for an award. For a summary of the VIP and the determination of payouts for 2025 performance, see the “Compensation Discussion and Analysis” above.

Equity Awards. Our equity awards were granted under, and are governed by and subject to, the terms and conditions of the 2020 Stock Incentive Plan and the relevant award agreements. As described above, during 2025, all of our NEOs were granted stock options. A description of treatment of equity awards on termination of employment is included under “Potential Payments Upon Termination or Change in Control” below.

Retirement Plans and Other Benefits. Vertiv maintains retirement benefit plans, including a 401(k) plan for U.S. employees, and provides the named executive officers with benefits and perquisites. Also see the “Compensation Discussion and Analysis” above.

40 |	- 2026 Proxy Statement

Outstanding Equity Awards at 2025 Fiscal Year-End

			Option Awards				Stock Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Options Expiration Date(2)	Number of Shares or Units of Stock that Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)

Giordano Albertazzi	3/7/2025		—	400,000	85.04	3/7/2035	—	—

	3/7/2024		75,000	225,000	72.09	3/7/2034	—	—

	3/7/2023		236,051	236,052	15.84	3/7/2033	—	—

	11/18/2022		—	—	—	—	(5)	11,250,000

	10/5/2022		375,000	125,000	11.99	10/5/2032	—	—

	3/16/2022		105,000	35,000	12.32	3/16/2032	—	—

	3/3/2022		82,500	27,500	11.50	3/3/2032	—	—

	2/26/2021		89,820	—	20.93	2/26/2031	—	—

	2/7/2020		144,927	—	12.05	2/7/2030	—	—

Craig Chamberlin	11/10/2025	(6)	—	—	—	—	5,595.0615	906,456

Anand Sanghi	3/7/2025		—	27,607	85.04	3/7/2035	—	—

	3/7/2024		6,713	20,141	72.09	3/7/2034	—	—

	7/3/2023		33,332	33,334	24.87	7/3/2033

	3/7/2023		21,458	21,460	15.84	3/7/2033	—	—

	11/18/2022		—		—	—	(5)	4,000,000

	3/3/2022		37,500	12,500	11.50	3/3/2032	—	—

	2/26/2021		41,167	—	20.93	2/26/2031	—	—

	2/7/2020		66,424	—	12.05	2/7/2030	—	—

Stephanie Gill	3/7/2025		—	28,834	85.04	3/7/2035	—	—

	3/7/2024		7,672	23,018	72.09	3/7/2034	—	—

	3/7/2023		37,195	37,196	15.84	3/7/2033	—	—

	11/18/2022		—		—	—	(5)	2,800,000

	3/3/2022		78,750	26,250	11.50	3/3/2032	—	—

	1/4/2021	(7)	—	—	—	—	21,798.1844	3,531,494

	1/4/2021		118,811	—	18.52	1/4/2031	—	—

Scott Armul	3/7/2025		—	30,674	85.04	3/7/2035	—	—

	1/1/2025		—	—	—	—	(5)	1,122,000

	3/7/2024		2,283	6,850	72.09	3/7/2034	—	—

	3/7/2023		8,377	10,730	15.84	3/7/2033	—	—

	10/3/2022		7,367	2,456	11.25	10/3/2032	—	—

	10/3/2022	(7)	—	—	—	—	2,988.4343	484,156

	4/4/2022		9,767	3,256	14.49	4/4/2032

	4/4/2022	(7)	—	—	—	—	2,362.0377	382,674

	5/4/21	(7)	—	—	—	—	2,351.9461	381,039

David Fallon	3/7/2025		—	46,012	85.04	12/31/2028	—	—

	3/7/2024		12,787	38,363	72.09	12/31/2028	—	—

	3/7/2023		100,142	100,144	15.84	12/31/2028	—	—

	3/3/2022		213,750	71,250	11.50	12/31/2028	—	—

	2/26/2021		230,838	—	20.93	12/31/2028	—	—

	2/7/2020		207,729	—	12.05	12/31/2028	—	—
(1)

The stock options granted prior to 2023 become vested and exercisable 25% annually on each of the first four anniversaries of the grant date, except in the case of Mr. Albertazzi’s options granted on March 16, 2022, which vest on the first four anniversaries of March 3, 2022. The stock options granted in 2023 or later become vested and exercisable 25% annually on each of the first four anniversaries of the 15th day of the month in which the options were granted. Any options held by Mr. Fallon that would vest after March 2026 by their original terms will be forfeited, but remained outstanding at December 31, 2025, due to his continued consulting arrangement.

(2)	The stock options expire 10 years after the grant date, subject to earlier expiration following termination of employment.
(3)

The amounts listed for RSUs include dividend equivalents accrued under the terms of the award agreements in the form of additional RSUs, which vest over the same schedule as the underlying RSUs. Pursuant to the terms of the 2020 Stock Incentive Plan, fractional shares are required to be settled in cash upon vesting.

- 2026 Proxy Statement | 41

(4)

Computed in accordance with SEC rules by multiplying the number of unvested units as of December 31, 2025 by $162.01, which was the closing price of our Class A common stock on December 31, 2025, the last trading day of the fiscal year. The actual value realized by the executive officer will depend on whether the award vests and the future stock price performance.

(5)

Represents the dollar value actually earned under the Strategic Performance Awards through the final performance period that ended December 31, 2025. In February 2026, these dollar values were converted into RSUs (with the number of shares determined by dividing this amount by our stock price on such date) that will vest on January 1, 2027, subject to continued employment, with limited exceptions related to death, disability, and change in control termination.

(6)	These RSUs vest in installments of 50% on November 15, 2026, 30% on November 15, 2027, and 20% on November 15, 2028.
(7)	Each of these RSUs were granted with a vesting schedule in three equal installments on the third, fifth and seventh anniversaries of the grant date.

Option Exercises and Stock Vested During Fiscal 2025

The following table sets forth information regarding the number of RSUs that vested, and options that were exercised, during fiscal 2025.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(2)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)

Giordano Albertazzi	—	—	—	—

David Fallon	—	—	—	—

Anand Sanghi	—	—	—	—

Stephanie Gill	—	—	—	—

Scott Armul	—	—	2,631	279,487

David Fallon	—	—	—	—
(1)

Represents the number of shares of our Class A common stock underlying options that were exercised, or RSUs that became vested, during 2025, prior to any tax withholding. Does not include fractional shares mandatorily settled in cash.

(2)

Value realized reflects the market price of our Class A common stock on the applicable exercise or vesting date, as applicable, less the option exercise price in the case of option exercises, multiplied by the number of shares that were exercised or became vested, as applicable.

Potential Payments Upon Termination or Change in Control

Executive Employment Policy, Award Agreements and Other Agreements

Severance Benefits. Under the Executive Employment Policy, if a named executive officer’s employment is terminated without cause or by the executive for good reason (each as defined in the Executive Employment Policy), then in addition to accrued obligations through the termination date, provided that the named executive officer executes and does not revoke a release, each named executive officer shall be eligible for the following severance benefits:

(i)

a cash payment equal to one times the executive’s annual rate of base salary immediately prior to the termination of employment, to be paid in installments over 12 months in accordance with our normal payroll policies;

(ii)

a cash payment equal to one times the executive’s target annual bonus, to be paid in installments over 12 months in accordance with our normal payroll policies, or, for individuals who become subject to the Employment Policy after 2023, a pro-rated target bonus;

(iii)	any earned and unpaid annual bonus for the fiscal year preceding the fiscal year in which the termination occurs; and

(iv)	reimbursement of COBRA continuation coverage costs for 12 months.

Each named executive officer is subject to standard restrictive covenants, including non-competition and non-solicitation covenants for 12 months.

If an executive’s employment is terminated by reason of the executive’s death or disability, then in addition to accrued obligations through the termination date, Vertiv shall pay to the executive or the executive’s beneficiary or estate, as the case may be, (i) any earned and unpaid amounts owed under the VIP for the fiscal year preceding the fiscal year in which the termination date occurs and (ii) a pro-rata portion of the executive’s compensation under the VIP for the fiscal year in which the termination date occurs, subject to the achievement of applicable performance measures and paid at the same time as amounts are paid to other executives generally.

Equity Award Provisions. The RSU agreements for RSUs granted prior to 2024 to individuals who were executive officers at the time of grant provide that, upon a termination without cause by Vertiv, any unvested RSUs scheduled to vest during

42 |	- 2026 Proxy Statement

the six-month period following termination shall vest on the applicable scheduled vesting dates. In addition, the RSU and option agreements provide that the awards will vest in full upon termination of employment due to death or disability and remain eligible for continued vesting upon retirement from active employment on or after age 65 with 10 years of service.

The Strategic Performance Award agreements provide that the awards will be forfeited upon a termination of the executive’s employment prior to the January 1, 2027 vesting date, with limited exceptions. If the executive’s employment is terminated due to death or disability, the earned portion for any completed years of the performance period will become vested, with remaining unearned portions forfeited. Treatment on a change in control is described below.

Change of Control

The Executive Change of Control Plan (“CIC Plan”) provides “double-trigger” severance benefits to senior employees, including the named executive officers, upon specified terminations of employment from Vertiv in connection with a change of control of Vertiv (as defined in the CIC Plan). In the event of a change of control, the executive must also either (i) be involuntarily terminated other than for cause (as defined in the CIC Plan) or (ii) initiate the termination of his or her own employment for good reason (as defined in the CIC Plan). Additionally, either qualifying termination event must occur during the period that starts 90 days immediately prior to the change of control and ends 24 months following such change of control (“Change of Control Period”).

If such termination occurs during the Change of Control Period, the executive would be entitled to:

(i)	lump-sum cash payments equal to a multiplier of two (or, in the case of the CEO at the time of a change in control, three) times the sum of (x) then current base salary and (y) annual target bonus;

(ii)	a lump-sum cash payment equal to the executive’s annual target bonus during the fiscal year of termination, pro-rated based on the number of days worked by the executive during such fiscal year;

(iii)	a lump-sum cash payment equal to the executive’s actual bonus accrued in the fiscal year prior to the year of termination, but not yet paid;

(iv)	full vesting on an accelerated basis of any of the executive’s unvested long-term incentive awards; and

(v)	COBRA continuation coverage for 18 months.

With respect to the Strategic Performance Awards, in the event of the foregoing qualifying termination, or if the awards are not assumed or replaced by the acquiror, (i) the earned portion of any Strategic Performance Award for completed years and (ii) the target amount of any Strategic Performance Award for incomplete years, will immediately vest.

The CIC Plan does not provide executives with an excise tax gross-up. Instead, to the extent that the payment and benefits to be provided under the CIC Plan or other Company plan or agreement would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code on excess parachute payments within the meaning of Section 280G of the Internal Revenue Code, the payments will be reduced to the extent necessary so that no portion will be subject to the excise tax if, with such reduction, the net after-tax benefit received by the executive exceeds the net after-tax benefit that would be received by the executive if no such reduction was made. The CIC Plan contains certain confidentiality, non-competition and non-solicitation covenants in favor of the Company.

- 2026 Proxy Statement | 43

Potential Payments Upon Termination of Employment

The table below reflects the amount of compensation and benefits payable to each named executive officer in the event of a (i) termination without cause, (ii) termination for good reason, (iii) termination under the CIC Plan, (iv) termination by reason of the executive’s death or disability, or (v) upon retirement. The amounts shown assume that the applicable triggering event occurred on December 31, 2025 and, therefore, are estimates of the amounts that would be paid to the named executive officers upon the occurrence of such triggering event. Mr. Fallon is not included because his employment ended in November 2025, and his Transition Agreement is described in the Compensation Discussion and Analysis above.

Name	Reason for termination	Cash Payments ($)	Equity Acceleration ($)(1)	Total ($)

Giordano Albertazzi	Involuntary Termination Without Cause or Resignation For Good Reason(2)	3,274,000	—	3,274,000

	Change in Control Termination(3)	11,736,000	124,904,396	136,640,396

	Death or Disability(4)	4,000,000	124,904,396	128,904,396

Craig Chamberlin	Involuntary Termination Without Cause or Resignation For Good Reason(2)	774,000	—	774,000

	Change in Control Termination(3)	1,536,000	906,456	2,442,456

	Death or Disability(4)	—	906,456	906,456

Anand Sanghi	Involuntary Termination Without Cause or Resignation For Good Reason(2)	987,000	—	987,000

	Change in Control Termination(3)	2,390,000	17,525,597	19,915,597

	Death or Disability(4)	1,100,000	17,525,597	18,625,597

Stephanie Gill	Involuntary Termination Without Cause or Resignation For Good Reason(2)	1,039,000	1,765,762	2,804,762

	Change in Control Termination(3)	2,501,000	20,008,482	22,509,482

	Death or Disability(4)	850,000	20,008,482	20,858,482

Scott Armul	Involuntary Termination Without Cause or Resignation For Good Reason(2)	840,000	—	840,000

	Change in Control Termination(3)	2,004,000	7,765,718	9,769,718

	Death or Disability(4)	500,000	7,765,718	8,265,718
(1)

Our RSU agreements granted to individuals prior to 2024 who were executive officers at the time of grant provide that, upon a termination without cause, any unvested RSUs scheduled to vest during the six-month period following termination shall vest on the applicable scheduled vesting dates. In addition, our RSU and option agreements provide that the awards vest in full upon termination of employment due to death or disability and remain eligible for continued vesting upon retirement at age 65. As of December 31, 2025, none of the NEOs met the definition of retirement under these agreements. Under the CIC Plan, all RSUs and options fully accelerate upon a qualifying termination during a Change in Control Period. The treatment of the Strategic Performance Awards in the event of a change in control is described above. The value in this column was calculated by multiplying the number of unvested awards as of December 31, 2025 by $162.01, which was the closing price of our Class A common stock on December 31, 2025, the last trading day of the fiscal year, less, in the case of stock options, the applicable exercise price. The value of the Strategic Performance Awards in this table reflects the actual earned value as of December 31, 2025.

(2)

Pursuant to the Executive Employment Policy, consists of (i) a cash payment equal to one times the sum of the executive’s annual rate of base salary as in effect on December 31, 2025 and target annual bonus for 2025 (or, if applicable, a pro-rated target bonus) and (ii) if applicable, the estimated cost of health coverage for 12 months. Amounts payable upon resignation or retirement in this table exclude accrued benefits under the Company’s retirement plans.

(3)

Pursuant to the CIC Plan, consists of (i) lump-sum cash payments equal to a multiplier of two (or, in the case of the CEO, three) times the sum of (x) base salary in effect on December 31, 2025 plus (y) target annual bonus for 2025; (ii) a lump-sum cash payment equal to the executive’s annual target bonus during the fiscal year of termination, pro-rated based on the number of days worked by the executive during such fiscal year (so 100% of annual target bonus for a termination on December 31, 2025); and (iii) the estimated cost of health coverage for 18 months.

(4)

Pursuant to the Executive Employment Policy, payment on death or disability would be a pro-rated portion of the executive’s annual bonus for the fiscal year in which the termination date occurs (so 100% for a termination on December 31, 2025). Each NEO’s actual 2025 bonus is reflected in this table.

44 |	- 2026 Proxy Statement

CEO Pay Ratio

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, the SEC adopted a rule requiring companies to disclose the ratio of the median employee’s total annual compensation relative to total annual compensation of the principal executive officer.

As permitted under SEC rules, the Company determined that it was appropriate to use the same median employee (the “Median Employee”) used in the disclosure for the prior year based on its reasonable belief that the increase in the employee population since such date would not result in a significant change to its pay ratio disclosure. The median employee was identified by examining the Company’s compensation records to calculate each employee’s cash compensation opportunities during the applicable year. The review included all employees employed by the Company as of December 1, 2024, which consisted of 30,562 employees (excluding our CEO). After identifying the median employee, we calculated an estimate of the total annual compensation for 2025 for such employee, using the same methodology used for our NEOs as set forth in the Summary Compensation Table above. As a global organization, most of our employees are located outside of the United States, including the median employee.

We used the following additional methodology and material assumptions:

•	Pay was annualized for employees who worked a partial year.

•	Foreign currencies were converted into U.S. dollars.

Total compensation for 2025 for Mr. Albertazzi was $18,311,719. Our median employee’s estimated total compensation for 2025 was $27,811. Therefore, the ratio of our 2025 principal executive officer’s pay to our median employee’s pay for 2025 is 658:1.

- 2026 Proxy Statement | 45

Pay versus Performance
As required by Item 402(v) of Regulation
S-K,
we are providing the following information regarding the relationship between executive compensation and our financial performance for each of the last four completed calendar years. In determining the “compensation actually paid” (“
CAP
”) to our NEOs, we are required to make various adjustments to amounts that have been previously reported in the Summary Compensation Table in previous years, as the SEC’s valuation methods for this section differ from those required in the Summary Compensation Table.

Year	Summary Compensation Total for PEO($) (1)	Compensation Actually Paid to PEO($) (2)	Average Summary Compensation Table Total for Non-PEO NEOs($) (1)	Average Compensation Actually Paid to Non-PEO NEOs($) (2)	Value of Initial Fixed $100 Investment Based On:		Net Income($) (4)	Adjusted Operating Profit($) (4)
					Total Shareholder Return($) (3)	Peer Group Total Shareholder Return($) (3)

2025	18,311,719	102,015,794	2,462,002	6,115,522	871.48	189.10	1,332.8M	2,089.7M

2024	12,276,743	103,652,963	2,244,615	19,771,553	610.28	161.12	495.8M	1,551.6M

2023	6,183,174	49,586,394	2,973,889	16,527,970	257.70	129.40	460.2M	1,053.5M

2022	8,033,521	(6,564,566)	6,546,724	4,820,353	73.25	102.27	76.6M	439.2M

2021	5,180,837	13,610,394	1,798,692	4,039,817	133.80	126.45	119.6M	471M

(1)
The dollar amounts reported in these columns are, respectively, (x) the amounts of total compensation reported for our Principal Executive Officer (“
PEO
”) and (y) the average of the amounts reported for the Company’s non-PEO
named executive officers (“
Non-PEO
NEOs
”) as a group, in each case as set forth in the “Total” column of the Summary Compensation Table for each applicable year. Our PEO was Mr. Albertazzi for 2025, 2024 and 2023 and Rob Johnson for each of 2022 and 2021. For purposes of calculating the average amounts in each applicable year, the names of each of the Non-PEO NEOs
are as follows: Giordano Albertazzi (2022), Craig Chamberlin (2025), Scott Armul (2025), David Fallon (2025, 2024, 2023, 2022, 2021), Stephen Liang (2023, 2022, 2021), Anand Sanghi (2025, 2024, 2023), Anders Karlborg (2024, 2023), Phil Doherty (2022), Stephanie Gill (2025, 2024, 2021), and Jason Forcier (2021).

(2)
The dollar amounts reported in these columns represent the amount of “compensation actually paid” in the applicable fiscal year, as computed in accordance with Item 402(v) of Regulation
S-K.
The dollar amounts do not reflect the actual amount of compensation earned by or paid during the applicable year. In accordance with the requirements of Item 402(v) of Regulation
S-K,
the adjustments set forth below were made to the total compensation for each year to determine the compensation actually paid. Adjusted fair values have been determined using, as applicable, updated stock price and assumptions (i.e., term, volatility, dividend yield, risk free rates) as of the measurement date.

Fiscal Year 2025	PEO($)	Non-PEO NEOs($)

Total from Summary Compensation Table	18,311,719	2,462,002

- Amount reported in the Summary Compensation Table for Stock Awards and Option Awards	13,040,000	1,078,106

+ Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year (Including Dividend Equivalents)	39,212,000	2,147,247

+ Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years (Including Modifications)	29,538,445	2,057,507

- Fair Value at Prior Fiscal Year-End of Stock and Option Awards Forfeited during the Covered Year	—	—

+ Fair Value at Vesting Date of Option Awards and Stock Awards Grants and Vested During the Fiscal Year	—	280,500

+ Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	1,913,630	(1,909,840)

Compensation Actually Paid	102,015,794	6,115,522

(3)
Cumulative TSR is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the Company’s share price at the end and the beginning of the measurement period by the Company’s share price at the beginning of the measurement period. Peer group TSR shown in the table was based on the index we use for purposes of Item 201(e)(1)(ii) of Regulation
S-K.
If we used the Compensation Peer Group (with the list of companies provided in the “
Compensation Discussion and Analysis
” above), the peer group weighted TSR for the measurement periods shown in the table would have been 224.6, 158.6, 138.1, 112.6 and 141.5 at the end of 2025, 2024, 2023, 2022 and 2021, respectively.

(4)
Dollar amounts reported represent (i) the amount of net income reflected in the Company’s audited financial statements for the applicable year and (ii) the amount of adjusted operating profit (
“AOP
”), which is
a non-GAAP measure
we used under the VIP for 2025. For an explanation and reconciliation of AOP, please see Annex A.

46 |	- 2026 Proxy Statement

Performance Measures.
Listed below are the financial
and non-financial performance
measures which in our assessment represent the most important financial performance measures we use to link compensation actually paid to our named executive officers, for 2025, to Company performance.

Measure	How We Used the Measure

Adjusted Operating Profit (AOP)	Metric in VIP and Strategic Performance Awards

Adjusted Free Cash Flow	Metric in VIP

Stock Price	Used to determine exercise price of stock options and ultimate realized value of all equity awards
Relationship Between Pay and Performance.
“Compensation actually paid” (
“CAP
”), as required under SEC rules, reflects adjusted values to unvested and vested equity awards during the years shown in the table based on stock prices at year-end, various
accounting valuation assumptions and other adjustments, but does not reflect actual amounts realized on those awards. CAP generally fluctuates primarily based on stock price, even for equity awards that will not vest until a future year. As a result, CAP may have a relationship to TSR and our performance against peer group TSR. Although AOP is a metric in our annual VIP cash bonuses, it may have less of a relationship to CAP because of the impact of stock price on equity award valuations. Net income is not a metric currently used in our compensation program. For a discussion of how our Compensation Committee assessed Company performance and our named executive officers’ compensation, see “
Compensation Discussion and Analysis
” elsewhere in this proxy statement. See the graphs below for further information on the relationship between CAP and performance.

CAP vs. TSR
Compensation Actually Paid (CAP) ($ millions)
Total Shareholder Return (TSR) Value of Initial Fixed $100 Investment
$120
$100
$80
$60
$40
$20
$0
($20)
$1,000
$900
$800
$700
$600
$500
$400
$300
$200
$100
$0
2021
2022
2023
2024
2025
$13.6
$4.0
$133.8
($6.6)
$4.8
$73.2
$49.6
$16.5
$257.7
$103.7
$19.8
$610.3
$102.0
$6.1
$871.5
PEO Cap
Avg. Non-PEO NEO Cap
Company TSR

- 2026 Proxy Statement | 47

CAP vs. Net Income (Loss)
Compensation Actually Paid (CAP) ($ millions)
Net Income (Loss) ($ Millions)
$120
$100
$80
$60
$40
$20
$0
($20)
$1,400
$1,200
$1,000
$800
$600
$400
$200
$0
2021
2022
2023
2024
2025
$13.6
$4.0
($6.6)
$4.8
$49.6
$16.5
$103.7
$19.8
$102.0
$6.1
$119.6
$76.6
$460.2
$495.8
$1,332.8
PEO Cap
Avg. Non-PEO NEO Cap
Net Income

Company TSR vs. Peer Group TSR
Total Shareholder Return (TSR) on Investment of $100
$1,000
$900
$800
$700
$600
$500
$400
$300
$200
$100
$0
2021
2022
2023
2024
2025
$133.8
$73.2
$257.7
$610.3
$871.5
$126.5
$102.3
$129.4
$161.1
$189.1
Vertiv TSR
Peer Group TSR

48 |	- 2026 Proxy Statement

CAP vs. Adjusted Operating Profit (Loss)
Compensation Actually Paid (CAP) ($ millions)
Adjusted Operating Profit (Loss) ($ Millions)
$120
$100
$80
$60
$40
$20
$0
($20)
$2,500
$2,000
$1,500
$1,000
$500
$0
2021
2022
2023
2024
2025
$13.6
$4.0
$471.0
($6.6)
$4.8
$439.2
$49.6
$16.5
$1,053.5
$103.7
$19.8
$1,551.6
$102.0
$6.1
$2,089.7
PEO Cap
Avg. Non-PEO NEO Cap
Adj. Operating Profit

Equity Compensation Plan Information
The following table provides information as of December 31, 2025 with respect to our shares of Class A common stock issuable under our
equity compensation plans.

Plan Category (1)	Number of securities to be issued upon exercise of outstanding options, warrants and rights (2)	Weighted-average exercise price of outstanding options, warrants and rights (3)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (4)

Equity compensation plans approved by security holders (Vertiv Holdings Co 2020 Stock Incentive Plan)	11,460,976	$17.20	64,006,937

Equity compensation plans not approved by security holders

Total	11,460,976	$17.20	64,006,937
(1)
The Vertiv Group Corporation 401(k) Plan, a broad-based plan qualified under Internal Revenue Code Section 401(a) which includes our common stock as one of a number of investment options available to participants, is excluded from the table.

(2)
The numbers in this column reflect shares of our common stock to be issued upon exercise of outstanding stock options and warrants and the vesting of outstanding awards of RSUs and the release of DSUs.

(3)	The calculation of the weighted average exercise price does not include 2,082,723 shares subject to RSUs that do not have an exercise price.
(4)
Commencing with the first business day of each calendar year beginning in 2021 through 2030, the number of shares in the reserve under the 2020 Stock Incentive Plan may be increased by a number equal to the least of (x) 10.5 million shares, (y) 3% of the number of shares outstanding as of the last day of the immediately preceding calendar year or (z) a lesser number of Shares determined by our board of directors or compensation committee. This number is inclusive of
10.5
million shares authorized in 2025 pursuant to
the
plan.

- 2026 Proxy Statement | 49

Proposal 2:	Advisory Vote to Approve Compensation of Named Executive Officers

In accordance with the requirements of Section 14A of the Exchange Act and Exchange Act Rule 14a-21(a), we are including in this proxy statement a separate resolution to approve, in a non-binding, stockholder advisory vote, the compensation paid to our named executive officers as disclosed in “Executive Compensation” above. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation as a whole. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and the philosophy, policies and practices described in this proxy statement.

The Board believes that our executive compensation programs align the interests of stockholders and executive officers by emphasizing variable, at-risk compensation through a combination of long-term equity incentives and annual cash incentives. We encourage you to read the disclosure under “Compensation Discussion and Analysis” to learn more about our executive compensation programs and policies. The Board believes that our 2025 executive compensation program shows alignment between the interests of our executives and stockholders.

While the results of the say-on-pay vote are non-binding and advisory in nature, our Board of Directors and Compensation Committee intend to consider the results of this vote in making future compensation decisions.

We expect that our next advisory say-on-pay vote will take place at our annual meeting of stockholders in 2027.

The language of the resolution is as follows:

“RESOLVED, that the compensation paid to the Company’s named executive officers for the fiscal year ended December 31, 2025, as discussed pursuant to the compensation disclosure rules of the SEC, including the compensation discussion and analysis, the summary compensation table and the related compensation tables and narrative in this proxy statement, is hereby APPROVED, on an advisory basis.”

In considering their vote, stockholders are encouraged to read the “Compensation Discussion and Analysis,” the accompanying compensation tables and the related narrative disclosure included in this proxy statement.

Our Board of Directors recommends that you vote “FOR” the approval, on an advisory basis, of the compensation of our named executive officers.

50 |	- 2026 Proxy Statement

Proposal 3:	Ratification of Appointment of Independent Registered Public Accounting Firm

Our Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026. Ernst & Young LLP has served as the Company’s independent registered public accounting firm since the consummation of the Business Combination in 2020 and previously served as principal accountants to the Vertiv operating business from 2016 until their dismissal in 2020 in connection with the Business Combination. Stockholder ratification of the appointment of Ernst & Young LLP is not required by law. The ratification of the appointment of Ernst & Young LLP requires the affirmative vote of a majority of the votes cast by stockholders present in person or represented by proxy and entitled to vote thereon at the Annual Meeting. If the stockholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee will reconsider the appointment. Even if the stockholders ratify the appointment of Ernst & Young LLP, the Audit Committee retains the discretion to appoint a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of Vertiv and its stockholders. Ernst & Young LLP is knowledgeable about our operations and accounting practices and well qualified to act as our independent registered public accounting firm, and the Audit Committee has appointed it as such for fiscal 2026.

Representatives of Ernst & Young LLP are expected to attend the Annual Meeting, will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Our Board of Directors recommends that you vote “FOR” the ratification of Ernst & Young LLP as our independent auditor for the fiscal year ending December 31, 2026.

- 2026 Proxy Statement | 51

INFORMATION REGARDING INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP has served as the Company’s independent registered public accounting firm since the consummation of the Business Combination in 2020 and as principal accountants to the Vertiv operating business prior to the Business Combination since 2016.

The Audit Committee has the discretion to appoint a different independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interest of the Company and our stockholders.

Pre-Approval Policy

The policy of our Audit Committee is to review in advance, and pre-approve all audit or non-audit services to be provided by the Company’s independent or other registered public accounting firm and to approve all related fees and other terms of engagement.

All of the audit-related, tax and all other services provided by Ernst & Young LLP to us since its appointment, were approved by our Audit Committee, and none of such services were approved pursuant to the exception provided by Rule 2-01(c)(7)(i)(C) under Regulation S-X. All non-audit services provided subsequent to our initial public offering in 2018 were reviewed with the Audit Committee, which in each case concluded that the provision of such services by the relevant independent registered public accounting firm was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

Fees

The following table presents aggregate fees billed to us for services rendered by our principal accountants, Ernst & Young LLP, over the prior two fiscal years.

	For the year ended December 31, 2025	For the year ended December 31, 2024

Audit Fees	$6,743,537	$6,424,346

Audit-Related Fees	$63,000	$63,000

Tax Fees	$2,740,469	$4,442,312

All other Fees	$0	$0

Total	$9,574,006	$10,929,658

Audit Fees

This category includes the aggregate fees during 2025 and 2024 billed for professional services rendered for the audit of our year-end financial statements and services that are normally provided by our independent registered public accounting firm in connection with statutory and regulatory filings.

Audit-Related Fees

This category includes the aggregate fees during 2025 and 2024 billed for services relating to employee benefit plans audits.

Tax Fees

This category includes the aggregate fees during 2025 and 2024 billed for professional services relating to tax compliance, tax planning and tax advice.

All Other Fees

All other fees consist of fees billed for all other permitted services.

52 |	- 2026 Proxy Statement

AUDIT COMMITTEE REPORT

The following is the report of the Audit Committee of Vertiv Holdings Co (“Company”) with respect to our audited financial statements for the year ended December 31, 2025. The information contained in this report shall not be deemed “soliciting material” or otherwise considered “filed” with the SEC, and such information shall not be incorporated by reference into any future filing under the Exchange Act, except to the extent that we specifically incorporate such information by reference in such filing.

The Audit Committee hereby reports as follows:

1.

Management has the primary responsibility for the financial statements and the reporting process, including the system of internal accounting controls. The Audit Committee, in its oversight role, has reviewed and discussed the audited financial statements with the Company’s management.

2.

The Audit Committee has discussed with the Company’s independent registered public accounting firm the overall scope of, and plans for, its audit. The Audit Committee has met with the independent registered public accounting firm to discuss the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.

3.

The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the PCAOB regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP its independence. The Audit Committee has concluded that Ernst & Young LLP’s provision of audit and non-audit services to the Company and its affiliates is compatible with Ernst & Young LLP’s independence.

4.

The Audit Committee has an established charter outlining the practices it follows. The charter is available on the Company’s investor page on its website at: https://investors.vertiv.com/corporate-governance/documents/default.aspx.

5.

Based on the review and discussions referred to in paragraphs (1) through (4) above, the Audit Committee recommended to the Company’s Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, for filing with the SEC.

AUDIT COMMITTEE

Steven S. Reinemund

Edward L. Monser

Jakki L. Haussler

Matthew Louie

- 2026 Proxy Statement | 53

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The tables below set forth information with respect to the beneficial ownership of our Class A common stock, as of April 15, 2026, by:

•	each of our directors, director nominees and named executive officers;

•	each person who is known to be the beneficial owner of more than 5% of the outstanding shares of our Class A common stock; and

•	all of our directors and executive officers as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days and time-based RSUs that will vest within 60 days. Except as described in the footnotes below and subject to applicable community property laws and similar laws, we believe that each person listed below has sole voting and investment power with respect to such shares.

Except as set forth in the footnotes below, the percentages included in the following table are based on 384,107,272 shares of Class A common stock outstanding as of April 15, 2026. Amounts shown are rounded down to the nearest whole share.

Unless otherwise indicated, the address for each beneficial owner listed below is: c/o Vertiv Holdings Co, 505 N. Cleveland Avenue, Westerville, Ohio 43082.

Name and Address of Beneficial Owners(1)	Number of Shares	Percentage Ownership (%)

5% Holders (Other than Directors and Executive Officers)

BlackRock, Inc.(2)	21,308,858	5.55%

Directors, Director Nominees and Named Executive Officers

David M. Cote(3)	481,587	*

Giordano Albertazzi(4)	1,629,925	*

Joseph J. DeAngelo(5)	122,219	*

Joseph van Dokkum(6)	97,397	*

Roger Fradin(7)	301,317	*

Jakki L. Haussler(8)	25,267	*

Jacob Kotzubei(9)	149,691	*

Matthew Louie(10)	149,691	*

Krishna Mikkilineni(11)	778	*

Edward L. Monser(12)	89,815	*

Steven S. Reinemund(13)	218,024	*

David Fallon(14)	653,216	*

Craig Chamberlin(15)	5,657	*

Scott Armul(16)	81,105	*

Stephanie Gill(17)	338,656	*

Anand Sanghi(18)	280,038	*

All Directors and Executive Officers as a group (20 Individuals)(19)	4,214,011	1.10%

*	Less than 1%
(1)	Unless otherwise noted, the business address of each of the following entities or individuals is 505 N. Cleveland Avenue, Westerville, Ohio 43082.

54 |	- 2026 Proxy Statement

(2)

The information is based on a Schedule 13G/A filed by BlackRock, Inc. with the SEC on April 17, 2025. BlackRock Inc. has sole voting power in respect of 19,008,092 shares of Class A common stock and sole dispositive power in respect of 21,308,858 shares of Class A common stock. The business address of BlackRock, Inc. is 50 Hudson Yards, New York, NY 10001.

(3)

Interests shown include: (i) 22,258 shares of Class A common stock held by Mr. Cote’s spouse, (ii) 298,061 shares of Class A common stock underlying options held by a grantor retained annuity trust, of which Mr. Cote is the trustee and annuitant, that are exercisable within 60 days of April 15, 2026 and (iii) 161,268 shares of Class A common stock underlying options held by David M. Cote 2018 Revocable Trust, of which Mr. Cote is the trustee, that are exercisable within 60 days of April 15, 2026. Mr. Cote disclaims beneficial ownership of the shares held by his spouse.

(4)

Interests shown include: (i) 166,101 shares of Class A common stock held by Mr. Albertazzi and (ii) 1,463,824 shares of Class A common stock underlying options that are exercisable within 60 days of April 15, 2026.

(5)

Interests shown include: (i) 71,600 shares of Class A common stock held by Mr. DeAngelo and (ii) 50,619 shares of Class A common stock underlying options held by Mr. DeAngelo that are exercisable within 60 days of April 15, 2026.

(6)

Interests shown include: (i) 25,000 shares of Class A common stock held by Mr. Joseph van Dokkum and Mrs. Lynn van Dokkum, as tenants in common, and (ii) 72,397 shares of Class A common stock underlying options held by Mr. van Dokkum that are exercisable within 60 days of April 15, 2026.

(7)

Interests shown include: (i) 18,313 shares of Class A common stock held by R VRT GRAT 2025 II, of which Mr. Fradin is the trustee and annuitant and which is for the benefit of Mr. Fradin and his children, (ii) 18,313 shares of Class A common stock held by S VRT GRAT 2025 II, of which Mr. Fradin’s spouse is the trustee and annuitant and which is for the benefit of Mr. Fradin’s spouse and children, (iii) 35,000 shares of Class A common stock held by R VRT GRAT 2025, of which Mr. Fradin is the trustee and annuitant and which is for the benefit of Mr. Fradin and his children, (iv) 30,000 shares of Class A common stock held by R VRT GRAT 2024 II, of which Mr. Fradin is the trustee and annuitant and which is for the benefit of Mr. Fradin and his children, (v) 50,000 shares of Class A common stock held by S VRT GRAT 2024 II, of which Mr. Fradin’s spouse is the trustee and annuitant and which is for the benefit of Mr. Fradin’s spouse and children, and (vi) 149,691 shares of Class A common stock underlying options held by Mr. Fradin that are exercisable within 60 days of April 15, 2026.

(8)

Interests include (i) 4,631 shares of Class A common stock held by Ms. Haussler and (ii) 20,636 shares of Class A common stock underlying options held by Ms. Haussler that are exercisable within 60 days of April 15, 2026.

(9)	Interests shown include 149,691 shares of Class A common stock underlying options held by Mr. Kotzubei that are exercisable within 60 days of April 15, 2026.
(10)	Interests shown include 149,691 shares of Class A common stock underlying options held by Mr. Louie that are exercisable within 60 days of April 15, 2026.
(11)	Interests include 778 shares of Class A common stock held by Dr. Mikkilineni.
(12)

Interests shown include: (i) 16,500 shares of Class A common stock held by Mr. Monser, (ii) 918 shares of Class A common stock held by Mr. Monser’s spouse, and (iii) 72,397 shares of Class A common stock underlying options held by Mr. Monser that are exercisable within 60 days of April 15, 2026.

(13)

Interests shown include: (i) 68,333 shares of Class A common stock held by the Reinemund Community Property Trust, of which Mr. Reinemund and Gail T. Reinemund are the trustees and beneficiaries, and (ii) 149,691 shares of Class A common stock underlying options held by Mr. Reinemund that are exercisable within 60 days of April 15, 2026.

(14)

Interests shown include: (i) 161,125 shares of Class A common stock held by Mr. Fallon and (ii) 492,091 shares of Class A common stock underlying options held by Mr. Fallon that are exercisable within 60 days of April 15, 2026.

(15)	Interests shown include (i) 5,596 shares of Class A common stock held by Mr. Chamberlin and (ii) 61 shares of Class A common stock held by our 401(k) plan.
(16)

Interests shown include: (i) 32,543 shares of Class A common stock held by Mr. Armul, (ii) 46,366 shares of Class A common stock underlying options held by Mr. Armul that are exercisable within 60 days of April 15, 2026 and (iii) 2,196 shares of Class A common stock held by our 401(k) plan.

(17)

Interests shown include: (i) 34,424 shares of Class A common stock held by Ms. Gill, (ii) 302,156 shares of Class A common stock underlying options held by Ms. Gill that are exercisable within 60 days of April 15, 2026, and (iii) 2,076 shares of Class A common stock held by our 401(k) plan.

(18)

Interests shown include: (i) 36,364 shares of Class A common stock held by Mr. Sanghi, (ii) 243,438 shares of Class A common stock underlying options held by Mr. Sanghi that are exercisable within 60 days of April 15, 2026, and (iii) 236 shares of Class A common stock held by our 401(k) plan.

(19)

Includes (i) 731,020 shares of Class A common stock held by the group, (ii) 3,478,151 shares which the group has the right to acquire through vested stock options within 60 days of April 15, 2026, and (iii) 4,840 shares of Class A common stock held by our 401(k) plan.

- 2026 Proxy Statement | 55

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transactions Policies and Procedures

We have adopted a written policy on transactions with “related persons,” defined in the policy as a director, executive officer, nominee for director, or greater than 5% beneficial owner of any class of the Company’s voting securities, and their immediate family members.

For purposes of this policy, a “related person transaction” is defined as any transaction, arrangement or relationship in which the Company is a participant, the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person had, has or will have a direct or indirect material interest.

The Board of Directors, acting through those members of its Audit Committee who are not interested in the transaction in question, will review related person transactions to determine whether the related person transaction is in, or is not inconsistent with, the best interests of the Company and its stockholders. If, after any such review, a related person transaction is determined to be in, or not inconsistent with, the best interests of the Company, then the related person transaction may be approved or ratified according to the procedures in the policy. If advance Audit Committee approval of a related person transaction requiring the Audit Committee’s approval is not practicable or desirable, then the chair of the Audit Committee may approve or ratify a related person transaction.

In addition, the policy provides standing pre-approval for certain types of transactions that the Audit Committee has reviewed and determined shall be deemed pre-approved.

Business Combination

On February 7, 2020 (“Closing Date”), Vertiv consummated its business combination (“Business Combination”) with GS Acquisition Holdings Corp (“GSAH”), pursuant to an arrangement and plan of merger (“Merger Agreement”) by and among the Company, GSAH, Vertiv Holdings, LLC, a Delaware limited liability company (“Vertiv Holdings”), VPE Holdings, LLC, a Delaware limited liability company (“Vertiv Stockholder”), and Crew Merger Sub I LLC and Crew Merger Sub II LLC, each a Delaware limited liability company and a direct, wholly owned subsidiary of GSAH. In connection with the Business Combination, GSAH changed its name to “Vertiv Holdings Co” and changed the trading symbols for its units, each unit representing one share of Class A common stock and one-third of one redeemable warrant to acquire one share of Class A common stock, that were issued in the initial public offering of GSAH. As a result of the Business Combination, we became the owner, directly or indirectly, of all of the assets of the pre-Business Combination Vertiv Holdings, LLC and its subsidiaries, and the Vertiv Stockholder acquired a portion of our Class A common stock. On January 19, 2021, the Company redeemed the outstanding public warrants in full and the units and the Company’s public warrants were subsequently delisted from NYSE.

Other Related Party Transactions

Indemnification Agreements

Our standard form of indemnification agreement for each of our executive officers and directors provides, in general, that we will indemnify them to the fullest extent permitted by law in connection with their service to us or on our behalf.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires our officers, directors and persons who beneficially own more than 10% of our Class A common stock (the “10% Stockholders”) to file reports of ownership and changes in ownership with the SEC. These reporting persons are also required to furnish us with copies of all Section 16(a) forms they file. The Company’s executive officers, directors and 10% Stockholders timely complied with all such filing requirements applicable to them last fiscal year with respect to their beneficial ownership of the Company’s securities. We are not aware of any late or delinquent filings for the current fiscal year, except that a Form 4 reporting an award of restricted stock units to Eric Johnson was filed late on March 30, 2026 due to an administrative oversight.

56 |	- 2026 Proxy Statement

ADDITIONAL INFORMATION

List of Stockholders of Record

In accordance with Delaware law, a list of the names of our stockholders of record entitled to vote at the Annual Meeting will be available to our stockholders at the principal executive offices at Vertiv Holdings Co, at 505 N. Cleveland Avenue, Westerville, Ohio 43082, for a period of ten days prior to the date of the Annual Meeting. This list will also be available electronically at the Annual Meeting.

Submission of Stockholder Proposals at Next Year’s Annual Meeting

To be considered for inclusion in next year’s proxy statement and form of proxy, stockholder proposals for the 2027 Annual Meeting of Stockholders must be received at our principal executive offices no later than December 25, 2026, unless the date of the 2027 Annual Meeting of Stockholders is more than 30 days before or after June 17, 2027, in which case the stockholder proposal must be received a reasonable time before we begin to print and mail our proxy materials.

For any stockholder proposal or director nomination that is not submitted for inclusion in next year’s proxy statement pursuant to the process set forth above, but is instead sought to be presented directly at the 2027 Annual Meeting of Stockholders, stockholders are advised to review our bylaws as they contain requirements with respect to advance notice of stockholder proposals and director nominations. To be timely, the notice must be received by our Secretary at the address below not later than the opening of business on the 90th day prior nor earlier than the close of business on the 120th day prior to the first anniversary of the date of the prior year’s annual meeting of stockholders. Accordingly, any such stockholder proposal or director nomination must be received between February 17, 2027 and March 19, 2027 for the 2027 Annual Meeting of Stockholders. In the event that the 2027 Annual Meeting of Stockholders is convened more than 30 days prior to or delayed by more than 60 days after June 17, 2027, notice by the stockholder, to be timely, must be received no earlier than the opening of business on the 120th day prior to the 2027 Annual Meeting of Stockholders and no later than the later of (1) the close of business on the 90th day prior to the 2027 Annual Meeting of Stockholders and (2) the close of business on the tenth day following the day on which we first publicly announce the date of the 2027 Annual Meeting of Stockholders.

Additionally, to comply with the SEC’s universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 18, 2027.

All stockholder proposals and director nominations should be sent to our principal executive offices at Vertiv Holdings Co, 505 N. Cleveland Avenue, Westerville, Ohio 43082, Attn: Corporate Secretary.

We advise you to review our bylaws for additional stipulations relating to the process for identifying and nominating directors, including advance notice of director nominations and stockholder proposals. Copies of the pertinent bylaw provisions are available on request to the Secretary at the address set forth above.

Consideration of Stockholder-Recommended Director Nominees

Our Nominating and Corporate Governance Committee will consider director nominee recommendations submitted by our stockholders. Stockholders who wish to recommend a director nominee must submit their suggestions in the manner set forth in our bylaws as described above to our principal executive offices at Vertiv Holdings Co, at 505 N. Cleveland Avenue, Westerville, Ohio 43082, Attn: Corporate Secretary.

As required by our bylaws, stockholders should include the name, biographical information and other relevant information relating to the recommended director nominee, including, among other things, information that would be required to be included in the proxy statement filed in accordance with applicable rules under the Exchange Act and the written consent of the director nominee to be named as a nominee and to serve as a director if elected, among other requirements set forth in our bylaws. Evaluation of any such recommendations is the responsibility of the Nominating and Corporate Governance Committee. In the event of any stockholder recommendations, the Nominating and Corporate Governance Committee will evaluate the persons recommended in the same manner as it evaluates other candidates.

Stockholder Communications with the Board of Directors

Any stockholder or other interested party may contact our Board of Directors as a group, our non-employee directors as a group, or any individual director by sending written correspondence to the following address: Vertiv Holdings Co, 505 N. Cleveland Avenue, Westerville, Ohio 43082, Attn: Corporate Secretary.

- 2026 Proxy Statement | 57

Note about Forward-Looking Statements

This proxy statement contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27 of the Securities Act, and Section 21E of the Securities Exchange Act. These forward-looking statements include, but are not limited to, statements regarding our anticipated growth and value creation for our stockholders, management strategies and plans, our capacity and technology expansion, anticipated future investments, strategic acquisitions and their anticipated integration and benefits and new product launches, anticipated effects of pricing and supply chain and operational measures, anticipated demand for our products and services, impacts of tariffs, supply chain and inflationary pressures, statements regarding anticipated growth in data traffic, artificial intelligence, digital infrastructure and high-performance compute, statements regarding partnerships with customers and others, our ability to attract and retain personnel, statements regarding economic and geopolitical conditions, our responsible business goals and initiatives, our plans and actions with respect to operational performance, our plans, strategies and expectations with respect to executive compensation, including anticipated impacts thereof on retention and on our results of operations, statements regarding our commitments including with respect to responsible business initiatives, human capital resources, safety and environmental, social and governance matters. These statements are only predictions, and actual events or results may differ materially from those in the forward-looking statements set forth herein. These statements are subject to risks and uncertainties, including, but not limited to, the risks discussed under the heading “Risk Factors” in Vertiv’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, to which readers are referred for a discussion of these and other important risk factors concerning Vertiv and its operations. Vertiv is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

58 |	- 2026 Proxy Statement

Annex A	Non-GAAP Financial Measures

Certain financial information included in this proxy statement, as well as the letter to shareholders and annual report accompanying this proxy statement, are considered to be non-GAAP financial measures. Such measures, as further described below, may not be directly comparable to other similarly titled measures used by other companies and therefore may not be comparable among companies. Management believes these non-GAAP financial measures provide investors with useful supplemental information to evaluate the Company’s ongoing operations and to compare with past and future periods. Management also uses certain non-GAAP measures internally for forecasting, budgeting and measuring its operating performance. These measures should be viewed as supplementing, and not as an alternative or substitute for, the Company’s financial results prepared in accordance with GAAP. Pursuant to the requirements of Regulation G, Vertiv has provided reconciliations of non-GAAP financial measures to the most directly comparable GAAP financial measures.

Vertiv’s non-GAAP financial measures include:

•

Adjusted operating profit (loss), which represents operating profit (loss), adjusted to exclude amortization of intangibles, restructuring costs associated with the global restructuring programs, contingent consideration, and merger and acquisition costs;

•	Adjusted operating margin, which represents adjusted operating profit (loss) divided by net sales;

•	Organic net sales growth, which represents the change in net sales adjusted to exclude the impacts of foreign currency exchange rate and acquisitions;

•	Adjusted free cash flow, which represents net cash provided by (used for) operating activities adjusted to exclude capital expenditures and investments in capitalized software; and

•

Adjusted diluted EPS, which represents diluted earnings per share adjusted to exclude amortization of intangibles, restructuring costs associated with global restructuring programs, contingent consideration, merger and acquisition costs, net non-recurring tax adjustments, term loan due 2032 amendment expense and change in warranty liability.

- 2026 Proxy Statement | 59

Reconciliation of Non-GAAP Financial Measures

The following is a reconciliation of (i) adjusted operating profit (loss) to the comparable GAAP measure of operating profit (loss) and (ii) adjusted operating margin to the comparable GAAP measure of operating margin, in each case for the 12 months ended December 31, 2025, 2024 and 2023 (in millions):

	Full Year 2025	Full Year 2024	Full Year 2023

Net sales	$10,229.9	$8,011.8	$6,863.2

Operating profit (loss)	1,829.7	1,367.4	872.2

Operating margin	17.9%	17.1%	12.7%

Amortization of intangibles	200.4	184.2	181.3

Restructuring costs – global programs	49.5	—	—

Contingent consideration	4.9	—	—

Mergers and acquisition costs	5.2	—	—

Adjusted operating profit (loss)	$2,089.7	$1,551.6	$1,053.5

Adjusted operating margin	20.4%	19.4%	15.3%

Reconciliation of Net Cash Provided By (Used For) Operating Activities to Adjusted Free Cash Flow (In millions)

	Full Year 2025	Full Year 2024	Full Year 2023

Net cash provided by (used for) operating activities	$2,113.8	$1,319.3	$900.5

Capital expenditures	(220.0)	(167.0)	(127.9)

Investments in capitalized software	(6.4)	(17.1)	(6.7)

Proceeds from disposition of PP&E	—	—	12.4

Adjusted Free Cash Flow	$1,887.4	$1,135.2	$778.3

Reconciliation from Net Sales to Organic Net Sales Growth

	Full Year 2025 GAAP Sales	Full Year 2024 GAAP Sales	Δ	Δ%

Products	$8,207.0	$6,245.2	$1,961.8	31.4%

Services & spares	2,022.9	1,766.6	256.3	14.5%

Total	$10,229.9	$8,011.8	$2,218.1	27.7%

	Δ	FX Δ	Acquisition Δ(1)	Organic Growth	Organic Δ%(2)

Products	$1,961.8	$(37.5)	$(41.4)	$1,882.9	30.1%

Services & spares	256.8	(12.1)	$(17.4)	226.8	12.8%

Total	$2,218.1	$(49.6)	$(58.8)	$2,109.7	26.3%
(1)	The change in acquisition sales includes sales for the year ended December 31, 2025, for acquisitions completed in the year ended December 31, 2025.
(2)	Organic growth percentage change is calculated as organic growth divided by net sales for the year ended December 31, 2024.

60 |	- 2026 Proxy Statement

Reconciliation of Diluted EPS to Non-GAAP Adjusted EPS

Year ended December 31, 2025

	Operating profit (loss)	Interest expense, net	Loss on extinguishment of debt	Income tax expense (benefit)	Net income (loss)	Diluted EPS(1)

GAAP	$1,829.7	$86.1	$1.7	$409.1	$1,332.8	$3.41

Amortization of intangibles	200.4	—	—	—	200.4	0.52

Restructuring costs – global programs	49.5	—	—	—	49.5	0.13

Contingent consideration	4.9	—	—	—	4.9	0.01

Mergers and acquisition costs	5.2	—	—	—	5.2	0.01

Nonrecurring tax benefit, net(2)	—	—	—	(39.5)	39.5	0.10

Term loan due 2032 amendment expense(3)	—	(6.2)	(1.7)	—	7.9	0.02

Non-GAAP Adjusted	$2,089.7	$79.9	$—	$369.6	$1,640.2	$4.20

Diluted shares (in millions)						390.7
(1)	Diluted EPS and adjusted diluted EPS is based on 390.7 million shares (includes 381.7 million basic shares and 9.0 million potential dilutive equity awards).
(2)	Nonrecurring tax benefit includes $39.5 million of valuation allowance release as a result of the Company’s updated assessment of the realization of deferred tax assets in certain countries.
(3)	Costs associated with the August 12, 2025 amendment of the Term Loan due 2032.

Year ended December 31, 2024

	Operating profit (loss)	Interest expense, net	Loss on extinguishment of debt	Change in warrant liability	Income tax expense (benefit)	Net income (loss)	Diluted EPS(1)

GAAP	$1,367.4	$150.4	$2.4	$449.2	$269.6	$495.8	$1.28

Amortization of intangibles	184.2	—	—	—	—	184.2	0.48

Change in warrant liability	—	—	—	(449.2)	—	449.2	1.16

Nonrecurring tax benefit, net(2)	—	—	—	—	27.1	(27.1)	(0.07)

Non-GAAP Adjusted	$1,551.6	$150.4	$2.4	$—	$296.7	$1,102.1	$2.85

Diluted shares (in millions)							386.3
(1)

Diluted EPS and adjusted diluted EPS is based on 386.3 million shares (includes 376.4 million basic shares, 9.9 million potential dilutive stock options, restricted stock units and performance awards converted into RSUs upon achievement of the related performance target). We believe that this presentation is more representative of operating results by removing the impact of warrant liability accounting and the associated impact on diluted share count.

(2)	Nonrecurring tax benefit includes $27.1 million of valuation allowance release as a result of the Company’s updated assessment of the realization of deferred tax assets in certain countries.

Year ended December 31, 2023

	Operating profit (loss)	Interest expense, net	Loss on extinguishment of debt	Change in warrant liability	Income tax expense (benefit)	Net income (loss)	Diluted EPS(1)

GAAP	$872.2	$180.1	$0.5	$157.9	$73.5	$460.2	$1.19

Amortization of intangibles	181.3	—	—	—	—	181.3	0.47

Change in warrant liability	—	—	—	(157.9)	—	157.9	0.41

Nonrecurring tax benefit, net(2)	—	—	—	—	115.0	(115.0)	(0.30)

Non-GAAP Adjusted	$1,053.5	$180.1	$0.5	$—	$188.5	$684.4	$1.77

Diluted shares (in millions)							386.2
(1)

Diluted EPS and adjusted diluted EPS is based on 386.2 million shares (includes 380.1 million basic shares, 6.1 million potential dilutive stock options, restricted stock units and performance awards converted into RSUs upon achievement of the related performance target). We believe that this presentation is more representative of operating results by removing the impact of warrant liability accounting and the associated impact on diluted share count.

(2)	Nonrecurring tax benefit includes $115.0 million of valuation allowance release as a result of the Company’s updated assessment of the realization of deferred tax assets in certain countries.

- 2026 Proxy Statement | 61

About Vertiv Vertiv (NYSE: VRT) brings together hardware, software, analytics and ongoing services to enable its customers’ vital applications to run continuously, perform optimally and grow with their business needs. Vertiv solves the most important challenges facing today’s data centers, communication networks and commercial and industrial facilities with a portfolio of power, cooling and IT infrastructure solutions and services that extends from the cloud to the edge of the network. Headquartered in Westerville, Ohio, USA, Vertiv does business in more than 130 countries. For more information, and for the latest news and content from Vertiv, visit Vertiv.com. Vertiv.com | Vertiv Headquarters, 505 N Cleveland Ave, Westerville, OH 43082, USA © 2026 Vertiv Group Corp. All rights reserved. Vertiv™ and the Vertiv logo are trademarks or registered trademarks of Vertiv Group Corp. All other names and logos referred to are trade names, trademarks or registered trademarks of their respective owners. While every precaution has been taken to ensure accuracy and completeness here, Vertiv Group Corp. assumes no responsibility, and disclaims all liability, for damages resulting from use of this information or for any errors or omissions. Specifications, rebates and other promotional offers are subject to change at Vertiv’s sole discretion upon notice. June 17, 2026 at 11:00 a.m. (Eastern Time) via live webcast at the following address www.virtualshareholdermeeting.com/VRT2026 2026 Proxy Statement and Notice of Annual Meeting of Stockholders 18663-002-Part-3 16Apr26 14:16 Page 74

VERTIV HOLDINGS CO

505 N. CLEVELAND AVE.

WESTERVILLE, OH 43082

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on June 16, 2026 for shares held directly and by 11:59 p.m. Eastern Time on June 14, 2026 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/VRT2026

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on June 16, 2026 for shares held directly and by 11:59 p.m. Eastern Time on June 14, 2026 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V94626-P47014-Z92395	KEEP THIS PORTION FOR YOUR RECORDS
— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — – – – –
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

VERTIV HOLDINGS CO

The Board of Directors recommends you vote FOR the following:

1.

Elect each of the following eleven director nominees to our Board of Directors, each for a term of one year expiring at the 2027 annual meeting of stockholders and until such director’s successor has been duly elected and qualified.

	Nominees:		For	Withhold
	1a.	David M. Cote	☐	☐
	1b.	Giordano Albertazzi	☐	☐
	1c.	Joseph J. DeAngelo	☐	☐
	1d.	Joseph van Dokkum	☐	☐
	1e.	Roger Fradin	☐	☐
	1f.	Jakki L. Haussler	☐	☐
	1g.	Jacob Kotzubei	☐	☐
	1h.	Matthew Louie	☐	☐
	1i.	Krishna Mikkilineni	☐	☐

		For	Withhold
1j.	Edward L. Monser	☐	☐
1k.	Steven S. Reinemund	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.		For	Against	Abstain

2.	To approve, on an advisory basis, the 2025 compensation of our named executive officers as disclosed in the Proxy Statement.	☐	☐	☐

3.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026.	☐	☐	☐

NOTE: Such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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V94627-P47014-Z92395

VERTIV HOLDINGS CO

Annual Meeting of Stockholders

June 17, 2026 11:00 AM ET

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) David M. Cote, Giordano Albertazzi and Stephanie L. Gill, or any of them, as proxies (the “Proxies”), each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A common stock of VERTIV HOLDINGS CO that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 11:00 AM ET on June 17, 2026, virtually at www.virtualshareholdermeeting.com/VRT2026, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

Continued and to be signed on reverse side